UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.       )
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Thermadyne Holdings Corporation

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April 21, 2008

DEAR STOCKHOLDERS:

Our Annual Meeting of Stockholders will be held at 10 a.m., Central Daylight Savings Time, on May 6, 2008 at our Corporate Headquarters, 16052 Swingley Ridge Road, Suite 300, St. Louis, MO 63017. Annual meetings play an important role in maintaining communications and understanding among our management, board of directors and stockholders, and I hope that you will be able to join us.

On the pages following this letter, you will find the Notice of 2008 Annual Meeting of Stockholders, which lists the matters to be considered at the meeting, and the proxy statement, which describes the matters listed in the notice. We have also enclosed our 2007 Annual Report on Form 10-K.

If you are a stockholder of record, we have enclosed your proxy card, which allows you to vote on the matters considered at the meeting. Simply mark, sign and date your proxy card, and then mail the completed proxy card in the enclosed postage-paid envelope. Please note that you may still attend the meeting and vote in person even if you have sent in a proxy card.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that must be followed in order for your shares to be voted.

Sincerely,

Paul D. Melnuk
Chairman and Chief Executive Officer

THE ABILITY TO HAVE YOUR VOTE COUNTED AT THE MEETING IS AN IMPORTANT
STOCKHOLDER RIGHT. I HOPE YOU WILL CAST YOUR VOTE BY PROXY OR IN PERSON
REGARDLESS OF THE NUMBER OF SHARES YOU HOLD.

THERMADYNE HOLDINGS CORPORATION
16052 SWINGLEY RIDGE ROAD, SUITE 300
ST. LOUIS, MISSOURI 63017

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10 a.m., Central Daylight Savings Time, on May 6, 2008.

Place	Corporate Headquarters, 16052 Swingley Ridge Road, Suite 300, St. Louis, MO 63017.

Items of Business	At the meeting, the stockholders will be asked to:

(1) elect a board of directors;

(2) approve the Amended and Restated 2004 Stock Incentive Plan;

(3) ratify the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2008; and

(4) transact any other business properly presented at the meeting.

Record Date	You may vote if you were a stockholder of record at the close of business on March 10, 2008.

Proxy Voting	It is important that your shares be represented and voted at the meeting. Regardless of whether you plan to attend the meeting, please mark, sign, date and promptly mail your proxy card in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is exercised at the meeting.

By order of the board of directors,

Mark A. McColl
Interim General Counsel and
Corporate Secretary

St. Louis, Missouri
April 21, 2008

PROXY STATEMENT
FOR THE
THERMADYNE HOLDINGS CORPORATION
2008 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE MEETING

THIS PROXY STATEMENT

We have sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our 2008 Annual Meeting of Stockholders, or any adjournment or postponement of the meeting. The meeting will be held at 10:00 a.m., Central Daylight Savings Time, on May 6, 2008, at our Corporate Headquarters located at 16052 Swingley Ridge Road, Suite 300, St. Louis, MO 63017.

— THIS PROXY STATEMENT summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote.

— THE PROXY CARD is the means by which you actually authorize another person to vote your shares in accordance with the instructions.

Our directors, officers and employees may solicit proxies in person or by telephone, mail, electronic mail, facsimile or telegram. We will pay the expenses of soliciting proxies; however, we will not pay additional compensation to these individuals for soliciting proxies. We will request banks, brokers and other nominees holding shares for a beneficial owner to forward copies of the proxy materials to those beneficial owners and to request instructions for voting those shares. We will reimburse these banks, brokers and other nominees for their related reasonable expenses.

This proxy statement and the enclosed proxy card are being mailed to stockholders for the first time on or about April 21, 2008. Included with this mailing is a copy of our 2007 Annual Report on Form 10-K.

WHO MAY VOTE

Those holders of record of our common stock at the close of business on March 10, 2008 are entitled to one vote per share on each matter properly brought before the meeting. The proxy card states the number of shares you are entitled to vote.

A list of all stockholders entitled to vote will be available at the meeting. In addition, a list of such stockholders will also be available at our corporate headquarters located at 16052 Swingley Ridge Road, Suite 300, St. Louis, Missouri 63017 during regular business hours for ten days prior to the meeting for inspection by any stockholder for any purpose that is germane to the meeting.

HOW TO VOTE

If you are a stockholder of record, you may vote your shares in person at the meeting or by proxy as follows:

— TO VOTE IN PERSON:  You must attend the meeting, and complete and submit the ballot that will be provided at the meeting.

— TO VOTE BY PROXY:  Mark, sign and date the enclosed proxy card and then mail the proxy card in the enclosed postage-paid envelope. Your proxy will be valid only if you complete and return the proxy card prior to the meeting. By completing and returning the proxy card, you will direct the designated persons to vote your shares at the meeting in the manner you specify in the proxy card. If you complete the proxy card with no additional direction, then the designated persons will vote your shares for the election of all the nominated directors, for the approval of the Amended and Restated 2004 Stock Incentive Plan and for the ratification of KPMG LLP as our independent registered public accountants. If any other business properly comes before the meeting, the designated persons will have the discretion to vote your shares as they deem appropriate.

Please note that you may revoke a completed proxy card at any time before it is exercised by taking one of the following actions:

— sending written notice to Mark A. McColl, our corporate secretary, at 16052 Swingley Ridge Rd., Suite 300, St. Louis, MO 63017, indicating your desire to revoke the proxy card;

— submitting another signed proxy with a later date prior to the meeting; or,

— attending the meeting, notifying our corporate secretary that you are present, and then voting by ballot.

If your shares are held in the name of a bank, broker or other nominee holder, you will receive instructions from the holder of record explaining how your shares may be voted. Please note that in such an event, you must obtain a proxy executed in your favor from the holder of record to be able to vote at the meeting.

QUORUM REQUIRED TO TRANSACT BUSINESS

At the close of business on the record date, March 10, 2008, there were 13,371,435 shares of our common stock outstanding. Our by-laws require that a majority of the shares of our common stock that are outstanding on the record date be represented, in person or by proxy, at the meeting in order to constitute the quorum that is necessary to transact business. Abstentions and broker non-votes will be counted in determining whether a quorum exists. A broker non-vote occurs when a nominee who holds shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular proposal and has not received voting instructions from the beneficial owner.

PROPOSAL ONE: ELECTION OF DIRECTORS

The by-laws provide that the board of directors shall consist of not less than one director. Currently, the board of directors has six members. There is a vacancy on the board due to the resignation of Mr. John G. Johnson as of May 1, 2007. To date, there has not been a formal nomination to fill the vacancy created by Mr. Johnson’s resignation. The six remaining directors have been submitted for re-election as provided below. Proxies cannot be voted for a greater number of persons that the number of nominees named. Each director serves a term that expires at the annual meeting following his or her election; provided, however, that each director holds office until his or her successor has been duly elected and qualified. Unless you request on your proxy card that voting of your proxy be withheld, all proxies will be voted for the election of the board of directors comprised of the individuals named below.

The nominating and corporate governance committee of our board of directors has nominated Paul D. Melnuk, J. Joe Adorjan, Andrew L. Berger, James B. Gamache, Marnie S. Gordon, and Bradley G. Pattelli for re-election as directors. THE BOARD BELIEVES THE ELECTION OF THESE NOMINEES IS IN THE COMPANY’S BEST INTEREST AND THE BEST INTEREST OF THE COMPANY’S STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL THE NOMINEES. Information regarding each of the nominees, as of March 10, 2008 is as follows. You will find information about each nominee’s stockholdings in the “Information about Stock Ownership” section of this proxy statement.

Paul D. Melnuk	Mr. Melnuk has been a member of our board of directors since May 2003. He was elected chairman of the board in October 2003 and was appointed chief executive officer on January 28, 2004. Mr. Melnuk is a director and chairman of the audit committee at Petro-Canada, a multinational integrated oil and gas company headquartered in Calgary, Alberta, and a director of several other private companies. Mr. Melnuk has been a managing partner of FTL Capital Partners, LLC, a private equity firm, since 2001. Prior to 2001, Mr. Melnuk served as president and chief executive officer of the predecessor to The Premcor Refining Group Inc., an oil refining company; Barrick Gold Corporation, a gold mining company; and Bracknell Corporation, a contracting company. Mr. Melnuk is 53 years old.

J. Joe Adorjan	Mr. Adorjan has been a member of our board of directors since October 2005. He was appointed lead director in April 2007. He also serves on our audit and compensation committees. Mr. Adorjan is chairman of Adven Capital, a private equity firm, and is a partner of Stonington Partners Inc., a New York based private equity firm. He previously served as chairman and chief executive officer of Borg-Warner Security Corporation, a provider of security services, from 1995-2000. Prior to joining Borg-Warner Security Corporation, Mr. Adorjan was president of Emerson Electric. Mr. Adorjan served as chairman and chief executive officer of ESCO Electronics Corporation from 1990 to 1992. Mr. Adorjan currently serves as a director for Goss Graphics Systems Inc. and Patriot Coal Company, and is chairman of Bates Sales Company. Mr. Adorjan is 69 years old.

Andrew L. Berger	Mr. Berger has been a member of our board of directors since May 2003. He is chairman of our nominating and corporate governance committee, and a member of the compensation committee. Since January 1, 2007 he has been vice chairman of the executive committee of Sterne, Agee & Leach, a registered broker/dealer and a member of the New York Stock Exchange. From 2003 until December 31, 2006, he was a senior managing director of C.E. Unterberg, Towbin, a U.S. investment bank. From 1998 until 2002, Mr. Berger was a member of executive management of Union Bancaire Privee in Geneva, Switzerland and was responsible for coordinating asset management activities and for corporate development. He has also held positions in financial services businesses in New York and London, and has practiced law in New York and Paris. Mr. Berger is 61 years old.

James B. Gamache	Mr. Gamache has been a member of our board of directors since May 2003. He is chairman of our compensation committee and also serves on our board’s audit committee and nominating and corporate governance committee. Mr. Gamache has been executive vice president, sales and supply chain, of Foamex International, Inc., since August 2007. From January 2007 to August 2007, Mr. Gamache was senior vice president of sales and marketing for YRC Regional Transportation, one of the largest transportation service providers in the world. From January 2005 to January 2007, Mr. Gamache held the position of senior vice president of sales of YRC Regional Transportation. From 2003 to 2005, he was vice president of special services for Roadway Express, Inc., a freight service company. Mr. Gamache served as a director of Roadway Air, a subsidiary of Roadway Express, Inc., from 2002 to 2003. Roadway Air is a leading transporter of industrial, commercial and retail goods. Mr. Bradley G. Pattelli, another member of our board of directors, is Mr. Gamache’s nephew. Mr. Gamache is 53 years old.

Marnie S. Gordon	Ms. Gordon has been a member of our board of directors since May 2003. She chairs our audit committee and serves on our board’s nominating and corporate governance committee. From 1998 until 2001, Ms. Gordon was a director at Angelo, Gordon & Co., L.P., a privately-held registered investment advisor. Prior to that, Ms. Gordon was a vice president at Goldman, Sachs & Co., a position she held from 1993 until 1998. Ms. Gordon was also a director and chair of the audit committee for Telewest Global, Inc. from July 2004, when it emerged from restructuring, to March 2006 when it merged with NTL, now known as Virgin Media. Ms. Gordon, a chartered financial analyst, is 42 years old.

Bradley G. Pattelli	Mr. Pattelli has been a member of our board of directors since May 2003. Since 1998, Mr. Pattelli has been employed by Angelo, Gordon & Co., L.P., a privately-held registered investment advisor, where he focuses on the leveraged loan and distressed securities markets. He currently serves as a portfolio manager and co-head of the leveraged loan group. Previously, he served as a portfolio manager and analyst at di Silvestri Asset Management LLC. Mr. Pattelli is a chartered financial analyst. As noted, Mr. Gamache is Mr. Pattelli’s uncle. Mr. Pattelli is 41 years old.

No director nominee or executive officer is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or our subsidiaries. The board of directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If any director named above becomes unable or is unwilling to serve, all proxies will be voted for an alternate or alternates designated by the present board of directors. As an alternative, the board of directors may reduce the number of directors to be elected at the meeting.

The nominees receiving the greatest number of votes cast will be elected as directors. Abstentions and broker non-votes will not be counted toward the number of votes required for any nominee’s election. Brokers have discretionary voting power with respect to director elections.

GENERAL INFORMATION ABOUT CORPORATE GOVERNANCE

We believe that effective corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. One important element includes having a strong independent board of directors that is accountable to Thermadyne and its stockholders. A majority of our board of directors is independent. Our board of directors has undertaken an ongoing review of our corporate governance principles and procedures as set forth in our corporate governance guidelines.

BOARD AND COMMITTEE MEETINGS

Our board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance, as opposed to our day-to-day operations. The board’s primary responsibility is to oversee the management of Thermadyne and, in so doing, serve the best interests of Thermadyne and its stockholders. The board, either by itself or through its committees, oversees the conduct of the Company’s business and strategic plans, and evaluates whether the business is being properly managed. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. Management keeps the directors informed of the Company’s activities through regular written reports and presentations at board and committee meetings.

Our board met eighteen times during 2007, of which four were regularly scheduled and fourteen were specially called meetings. The board has three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. All of our directors attended 75% or more of the meetings of the board and of any board committees on which they served.

Audit Committee

The audit committee assists our board of directors in fulfilling its financial oversight responsibilities by reviewing all audit processes and fees, the financial information that will be provided to the stockholders and our systems of internal financial controls. The audit committee has the sole authority and responsibility to select, evaluate and, where appropriate, replace our independent registered public accounting firm. Our board has adopted a written charter for the audit committee. The charter is available on our website at www.thermadyne.com.

The audit committee held nine meetings in 2007.

The audit committee currently consists of Marnie S. Gordon, who chairs the committee, J. Joe Adorjan and James B. Gamache, each of whom is “independent” as such term is defined in the listing standards of The NASDAQ Stock Market (“NASDAQ”). The board of directors has determined that Ms. Gordon and Mr. Adorjan are “audit committee financial experts” as defined in Item 407(d)(5)(ii) of Regulation S-K through their experience in overseeing the performance of companies with respect to the preparation, auditing and evaluation of financial statements.

Compensation Committee

Per the compensation committee charter, the compensation committee reviews and advises the board of directors regarding qualifications of the executive officers, the succession of executive officers, the soundness of the organizational structure, the development of the executive officers, and other related matters to insure the effective management of the business. The compensation committee also assists the board in the development and annual evaluation of executive officers. The compensation committee’s broad authority over the compensation of the company’s executive officers includes review and evaluation of their compensation.

As a practical matter, the chief executive officer makes recommendations to the compensation committee regarding the compensation elements of the executive officers (other than his own compensation), based on Company performance, individual performance and input from Company management. The compensation committee also has the authority to retain and compensate external compensation consultants to provide information and data to the compensation committee. The compensation committee has engaged Hewitt Total Compensation Management (“Hewitt”) as its external compensation consultant. Hewitt collects and analyzes executive compensation data from a group of our peer competitors. This information does not specifically identify the companies analyzed; however, a peer group of manufacturing and durable goods companies similar in size to Thermadyne ($500-$900 million in revenues) was used (the “Peer Group”). The compensation committee uses this analysis of the Peer Group as the basis for comparing the Company’s compensation against general market trends in light of the performance of the Company and the manufacturing industry in general. Hewitt does not make specific recommendations as to the level of any element of compensation of any named executive officer.

All final decisions regarding compensation for executive officers are made by the compensation committee. For more details regarding named executive officer compensation or the Committee’s process for compensating named executive officers, please see the Compensation Discussion and Analysis section of this proxy statement. The compensation committee also approves all stock-based equity grants made under the Thermadyne Holdings Corporation 2004 Stock Incentive Plan. The compensation committee has delegated to the chief executive officer the authority to make equity grants to non-executive officers and determine the specific terms and conditions of such grants within the guidelines set forth by the compensation committee.

The compensation committee is currently comprised of James B. Gamache, who chairs the committee, J. Joe Adorjan and Andrew L. Berger, each of whom is “independent” as such term is defined in the NASDAQ listing standards. The compensation committee met eight times in 2007. The compensation committee’s charter is available on our website, www.thermadyne.com.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee recommends, solicits and interviews candidates for membership on the board of directors, oversees and evaluates issues of corporate governance and makes recommendations to the board regarding governance policies and practices. This committee is also responsible for reviewing and recommending to the board for approval compensation for members of our board. No changes were made to directors’ compensation during 2007.

The charter of the nominating and corporate governance committee is available on our website at www.thermadyne.com. The current members of the nominating and corporate governance committee are Andrew L. Berger, who chairs the committee, James B. Gamache and Marnie S. Gordon, each of whom is “independent,” as such term is defined in the NASDAQ listing standards. The nominating and corporate governance committee met four times in 2007.

Lead Director

Our corporate governance guidelines provide that if our chairman of the board is not an independent director, the nominating and corporate governance committee shall recommend, and the board shall appoint, one of its independent directors to serve as lead director. The lead director is responsible for (i) coordinating and developing the agenda for the executive sessions of the non-management directors; (ii) working with the chairman of the board and the committees to develop meeting agendas; and (iii) calling special meetings of the board or additional executive sessions, as necessary. J. Joe Adorjan currently serves as our lead director.

Independent Directors

Our board has reviewed all relationships between the Company and members of the board and affirmatively has determined that all directors are “independent,” as such term is defined in the NASDAQ listing standards, except Mr. Melnuk, who is employed by the Company. In addition, each of the members of the audit committee meets the heightened criteria for independence applicable to members of audit committees under the SEC rules and Rule 4350(d)(2)(A) of the NASDAQ listing standards.

In determining Mr. Pattelli’s independence, the board considered his relationship as an employee of Angelo, Gordon & Co., LLP. Angelo, Gordon owns 33.6% of the Company’s stock, has provided financing in the aggregate amount of $36 million under a second-lien facility, and owns $24,210,000 of the Company’s Senior Subordinated Debt held in the Northwoods family of funds. Mr. Pattelli does not have a decision making role with respect to the funds that hold the Company’s shares. He makes investment recommendations to the funds, although he does not have authority to make investment decisions. Mr. Pattelli manages and makes portfolio decisions for the Angelo, Gordon entities that are invested in loans to the Company through the second-lien facility and in the Senior Subordinated Debt. Total interest paid by the Company to those funds has been less than 3% of the funds’ total revenues. In addition, the board considered the payment by the Company of Mr. Pattelli’s director fees to Angelo, Gordon. After consulting with counsel, the board of directors has determined that, in its opinion, neither Mr. Pattelli’s relationship with Angelo, Gordon, nor the Company’s payment of Mr. Pattelli’s director fees to Angelo Gordon, interferes with his exercise of independent judgment in carrying out the responsibility of a director.

DIRECTOR NOMINATIONS

Director candidates are recommended by the nominating and corporate governance committee. The nominating and corporate governance committee’s charter directs the committee to investigate and assess the background and skills of potential candidates for directors. In accordance with the board’s governance principles, the committee seeks to create a board that will bring a broad range of experience, knowledge and judgment to the Company. The committee does not have specific minimum qualifications that must be met by a candidate in order to be considered for election to the board of directors. When the committee reviews a potential new candidate, the committee looks specifically at the candidate’s qualifications in light of the needs of the board and Thermadyne at that time, given the current mix of director attributes. In addition, the committee also considers the candidate’s independence, as defined by the board’s governance principles.

Upon identifying a candidate who warrants serious consideration, one or more members of the nominating and corporate governance committee would interview such candidate. If a candidate merited further consideration, the candidate would subsequently interview with all other committee members (individually or as a group), meet our chief executive officer and other executive officers and ultimately meet many of the other directors. The nominating and corporate governance committee elicits feedback from all persons who have met or interviewed the candidate, and determines whether or not to nominate the candidate. The nominating and corporate governance committee also will consider director candidates nominated by stockholders. The process is the same whether the candidate is recommended by a stockholder, another director, management or otherwise. No fees have been paid to any third party for the identification or evaluation of candidates.

Stockholders who wish to recommend potential director candidates must comply with certain rules and follow certain procedures. See “Submission of Future Stockholder Proposals” for a discussion of these rules and procedures. Submissions are to be addressed to the nominating and corporate governance committee c/o our corporate secretary, Mark A. McColl, at our executive offices at the address listed below, which submissions will then be forwarded to the committee. The nominating and corporate governance committee will evaluate the possible nominee using the criteria established by it and will consider such person in comparison to all other candidates. However, the nominating and corporate governance committee is not obligated to nominate any such individual for election. Please note that we have received no such stockholder nominations for this Annual Meeting.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders may communicate with any and all members of our board of directors by transmitting correspondence via mail or facsimile addressed to one or more directors by name (or to the chairman of the board, for a communication addressed to the entire board) at the following address and facsimile number:

Name(s) of the Director(s)
c/o Mark A. McColl, Corporate Secretary
Thermadyne Holdings Corporation
16052 Swingley Ridge Road, Suite 300
St. Louis, Missouri 63017
Facsimile No: (636) 728-3010

Communications from our stockholders to one or more directors will be collected and organized by our corporate secretary under procedures approved by our independent directors. The corporate secretary will forward all communications to the chairman of the board of directors or to the identified director(s) as soon as practicable; provided however, that communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. If multiple communications are received on a similar topic, the corporate secretary may, in his sole discretion, forward only representative correspondence.

The chairman of the board of directors will determine whether any communication addressed to the entire board of directors should be properly addressed by the entire board of directors or a committee thereof. If a communication is sent to the board of directors or a committee, the chairman of the board or the chairman of that committee, as the case may be, will determine whether a response to the communication is warranted. If a response to the communication is required, the content and method of the response will be coordinated with our general counsel.

We do not have a formal policy regarding attendance by members of the board of directors at our Annual Meeting of Stockholders, but strongly encourage directors to attend. We make every effort to schedule our Annual Meeting of Stockholders at a time and date to permit attendance by directors, taking into account the directors’ schedules and the timing requirements of applicable law. To facilitate attendance and reduce travel costs, we generally schedule our Annual Meeting of Stockholders to occur immediately after a periodic meeting of the board of directors. All of our directors attended the 2007 Annual Meeting.

CODE OF ETHICS

We have adopted a Code of Ethics that applies to our chief executive officer, principal financial officer, principal accounting officer, all other executive officers and our division controllers. A copy of our Code of Ethics can be found on our website at www.thermadyne.com. We intend to disclose future amendments to our Code of Ethics, as well as any waivers thereof, on our website to the extent permissible by the rules and regulations of the SEC and any exchange upon which our stock may be listed.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis sets forth the material elements of compensation paid in 2007 to those officers of the Company listed in the Summary Compensation Table below (“named executive officers”). As more fully described herein, the compensation committee of the board of directors (for purposes of this section, the “committee”) is responsible for administering, designating, and recommending to the board of directors the total compensation package of the Company’s executive officers, including the named executive officers. Total compensation includes base salary, annual cash incentive awards and equity grants, and, in certain instances, perquisites provided to the named executive officers in 2007, as well as any special cash incentives that may have been paid on an individual basis to a named executive officer.

The committee considers the total compensation package that is being paid to the executive when it recommends to the board of directors awards of any equity or non-equity compensation or adjustments to a named executive officer’s base salary. For example, a named executive officer’s bonus (discussed below in “Annual

Cash Incentive Awards”) may be reduced from the targeted amount, regardless of the score he is given by the compensation committee, if that executive’s total compensation exceeds the median base salary and bonus level of the Company’s Peer Group. In addition, the total compensation that a named executive officer received in previous years is also considered, including amounts realizable from prior equity grants.

Compensation Program Objectives and Rewards

We recognize that our ability to excel and meet our customer’s needs depends on the integrity, knowledge, skill, imagination and work ethic of our employees, and these are qualities on which we place the highest value. To that end, we strive to create a work environment that rewards results and commitment, and which is responsive to the needs of our employees and their families.

The committee has designed our compensation programs to allow us to attract and retain talented executives. The programs, which are driven by our business environment, are designed to provide competitive opportunities to potential and current executives, as well as motivation to achieve those performance goals set forth in the annual business plan approved by our board of directors. The objectives of the programs are to:

•	Reflect our position as an industry leader in the welding and metal fabricating industry;

•	Attract, reward and retain a workforce that will help us achieve future success;

•	Motivate and inspire employee behavior that creates a culture of top performance;

•	Support our overall business objectives; and,

•	Provide investors with a superior rate of return.

With those goals in mind, we measure the success of the compensation program by:

•	The Company’s overall business performance and employee engagement;

•	Our ability to attract and retain key employees; and

•	Greater individual contributions resulting in greater rewards.

The primary purpose of the total compensation package for our named executive officers is to attract, retain and motivate highly talented individuals who will engage in the tasks necessary to enable the Company to succeed while upholding our core values in a highly competitive market place. Beyond that, the various elements of the total compensation package are designed to satisfy certain objectives, including the following:

•	Salaries for the executives are based on the nature and scope of their responsibilities and the performance at their position. We believe it is important that base salaries be set at a level that is competitive with other opportunities that might be available to the Company’s employees. With that in mind, base salaries are set at the midpoint of our Peer Group, and adjusted based on the nature and scope of the responsibilities.

•	Annual cash incentive awards are designed to focus executives on the objectives and important Company goals that are set at the start of the year.

•	Long-term incentives in the form of performance-based grants of a combination of stock options, restricted stock and cash are intended to focus an executive’s efforts on the behaviors within the recipient’s control that we believe are necessary to ensure the long-term success of the Company. The committee believes that equity-based, long-term incentive compensation plays an essential role in attracting and retaining senior executives.

The committee believes these executive compensation policies and programs effectively serve the interests of stockholders and are appropriately balanced to motivate executives to contribute to the Company’s future success.

Factors in Determining Executive Compensation Decisions

With the objectives and goals referenced above in mind, there are several factors that the committee considers, including the following:

Internal Equity — Internal equity deals with the perceived worth of a job relative to other jobs within the Company. For the purpose of determining base salaries, the Company has placed a “worth” or “value” on jobs in relation to other jobs through a series of alpha grades have been created within the Company. With the exception of the chief executive officer, who is on his own level, all of the named executive officers are in the same alpha grade, have a management title of executive vice president, are paid a minimum base salary of $230,000 and have a target bonus opportunity of 37.5% to 75% of base salary. As previously noted in the discussion of the compensation committee’s role, we continue to utilize Hewitt, which provides the committee with research and analysis on competitive data and guidance on overall compensation trends and strategies, to ensure that our base salary and target bonuses are aligned with current market conditions.

Benchmarking; Peer Groups — When making compensation decisions, our committee also looks at the compensation of the chief executive officer and the other named executive officers relative to the compensation paid to similarly situated executives at companies that we consider to be our peers, which is referred to as “benchmarking.” Although we do not believe it is appropriate to establish compensation levels solely based on benchmarking, we do believe that information regarding pay practices at other companies is useful in two respects. First, we recognize that our total compensation package must be competitive in the marketplace. Second, this information is one of the main factors that we consider in assessing the reasonableness of compensation.

To assist in the review and comparison of each element of compensation for the named executive officers, the committee was provided with survey data concerning compensation practices and programs based on an analysis of the Peer Group. Survey data of the Peer Group was purchased from Hewitt, as well as Watson Wyatt and Mercer. The Peer Group was used to benchmark executive compensation levels against companies that have executive positions with responsibilities similar in breadth and scope to ours and have global businesses that we believe compete with us for executive talent. The committee reviewed the compensation data from these surveys to ensure that our total compensation program is competitive.

Annual Performance Reviews — In addition to evaluating market data, the committee also reviews the CEO’s assessment of each of the named executive officers. The committee bases annual bonuses, in part, on predetermined Company performance targets. Each named executive officer also prepares a self-evaluation annually, which is designed to elicit information about financial and management performance. The chief executive officer is primarily responsible for reviewing the self-evaluations of the named executive officers (other than his own), providing input and recommending to the committee compensation adjustments based on this analysis. With respect to the chief executive officer, each member of the board of directors performs an evaluation of the CEO. These evaluations are reviewed by the lead director, and used (i) by the committee in determining compensation adjustments; and (ii) to form the basis of feedback provided to the CEO.

Equity Grant Practice — The committee does not permit and has not permitted backdating or re-pricing of stock options or SARs. Grant dates and exercise prices historically have been set either on the date the committee approves the awards or at a future date, e.g., the end of the quarter during which the grants were approved, as determined by the committee. The committee does not time its equity grants in coordination with the release of material nonpublic information. The 2007 grants are described in the 2007 Grants of Plan-Based Awards Table in this proxy statement. In February 2008, the committee approved grants of stock options, restricted stock and cash as components of the long term incentive awards for 2008, which equity grants are conditioned on the approval by our stockholders of the proposal to approve the Amended and Restated 2004 Stock Incentive Plan. See “Post-Fiscal Year Compensation Actions,” and “Proposal Two — Approval of the Amended and Restated 2004 Stock Incentive Plan” set forth below.

Compensation Planning Work Sheets — To assist in the evaluation of the compensation package paid to an executive, the committee uses compensation planning work sheets. These sheets allow the committee to assess the total compensation packages, which include salary and bonuses, past and present equity grants, potential severance, change-in-control provisions and other compensation elements. Compensation planning work sheets for each of the named executive officers (other than the CEO) are prepared by the Company’s human resources department working with the chief executive officer. The committee analyzes this information as it determines each named executive officer’s total compensation package. While the CEO does not have the authority to determine the other named executive officers’ compensation, the committee thoroughly considers his recommendations, along with various market information provided from independent surveys, to assist it in determining the compensation of the named executive officers other than the CEO.

Accounting and Tax Treatment — The committee also considers the impact of accounting and tax treatment of various forms of compensation. Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to a company’s chief executive officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The committee generally seeks to structure the long-term incentive compensation granted to its named executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m). Notwithstanding the foregoing, (i) we cannot guarantee that compensation attributable to long-term incentive awards will be treated as qualified performance-based compensation under Section 162(m); and (ii) the committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when it believes such payments are appropriate and in the best interests of the Company’s stockholders.

Executive Compensation Decisions for 2007

During 2007, our total compensation program consisted of the following elements:

•	Base salaries;

•	Annual cash incentive awards;

•	Special one-time cash incentives;

•	Long-term incentive awards consisting of restricted stock, stock option grants and cash; and

•	Perquisites.

Following is a closer look at each category and the specific awards made in each category. Specific awards are detailed in the Summary Compensation Table and the Grants of Plan Based Awards Table.

Base Salary

Each named executive officer has an employment agreement with the Company in which his base salary is established. The base salary of all named executive officers is nevertheless reviewed once per year by the committee to determine if an increase is warranted. The committee generally targets the median base salary level (50th percentile) of the survey data for the base salaries of the named executive officers. However, while compensation survey data is a useful guide, we believe that a successful compensation program also requires the application of judgment and subjective determinations of individual performance by the committee, after considering the recommendations of the chief executive officer. The committee’s subjective assessment of the named executive officer’s success in achieving business results, promoting our core values, and demonstrating leadership are also considered.

Base salary of the named executive officers is set at levels to allow us to attract and retain high caliber executives with the skills needed to complete our executive team. The base salary for each named executive officer is intended to reflect the external market value of a particular role, as well as the experience and qualifications of the individual. Taking into consideration the CEO’s recommendations and survey data provided by Hewitt, Watson Wyatt and Mercer, the committee reviews and analyzes compensation for each named executive officer and makes adjustments as it deems appropriate.

The process for determining the CEO’s base salary base is similar to the process for determining base salaries of the other named executive officers. However, an additional step is taken by having the board of directors complete a performance questionnaire on the chief executive officer, which the committee uses in conjunction with the Company’s performance and business plan achievements to determine and assess the CEO’s performance. The committee also receives a spreadsheet on CEO compensation, prepared by the Company’s human resources department, which contains market information on CEO base salaries of the Peer Group and other current compensation information. The committee uses all of the above information to develop and recommend for the board the base salary, annual cash award and long-term incentive award for the CEO.

Prior to making a final decision on any base salary adjustment, the committee also considers the terms of the named executive officers’ employment agreements. The agreements require that the Company review the named executive officers’ salaries annually to determine if an increase is warranted. As noted, the CEO, using the criteria set forth above, makes recommendations to the committee on an annual basis regarding the salary of each named executive officer. The following summarizes the base pay that was paid to the named executive officers in 2007:

Paul Melnuk: In 2007, Mr. Melnuk’s base salary increased from $570,192 to $595,000. This adjustment was based on the committee’s review of the applicable survey data, and because of the committee’s subjective assessment of Mr. Melnuk’s leadership.

Steven Schumm: Because Mr. Schumm’s median base salary was within the median base salary level (50th percentile) of the survey data for the base salaries of the named executive officers in his position and because he did not join the Company until August 2006, Mr. Schumm’s salary remained at $325,000 in 2007.

John Boisvert: Mr. Boisvert’s base salary was increased from $269,286 to $270,000 in 2007, based on (i) the chief executive officer’s subjective recommendations; and (ii) the committee’s review of applicable survey data.

Dennis Klanjscek: Because Mr. Klanjscek’s median base salary was within the median base salary level (50th percentile) of the survey data for the base salaries of the named executive officers in his position, and because he receives the perquisites set forth below as required under Australian law, Mr. Klanjscek’s base salary remained at AUD $440,274. Mr. Klanjscek’s salary is paid in Australian dollars.

Martin Quinn: Mr. Quinn’s base salary was increased from $270,000 to $285,000 in 2007, based on based on (i) the chief executive officer’s subjective recommendations; and (ii) the committee’s review of applicable survey data.

Terry Downes: Due to a promotion to the level of executive vice president, Mr. Downes’ annual base pay was raised to $200,000 in 2006 to put his salary in line with the level for that grade. Mr. Downes’ base salary was increased from $200,000 to $240,000 in 2007, based on (i) the chief executive officer’s subjective recommendations; and (ii) the committee’s review of applicable survey data.

Terry Moody: Mr. Moody joined the Company on July 11, 2007 at an annual base pay rate of $315,000. His base salary remained the same in 2007.

Annual Cash Incentive Awards

The committee feels that a significant portion of the compensation that an executive is eligible to earn should be tied to performance of the Company and of the individual. As such, annual cash incentive awards have been established by the committee. These annual cash incentive awards, or bonuses, are used as a component of compensation to encourage effective performance relative to the Company’s annual business plan. Bonuses are paid through a Short-Term Incentive Plan that covers all salaried employees, including the named executive officers. The committee allocates these cash awards from an overall bonus pool following the close of the fiscal year based on its review of individual performance and Company performance during that fiscal year. The Short-Term Incentive Plan bonus pool is funded based on the achievement of the Company’s financial goals and on other critical initiatives outlined in the Company’s business plan. The amount of the bonus pool funding is based on the aggregate of the target bonus amounts of all eligible participants as outlined in the salary grade guidelines.

The overall Company financial performance goals for each year are developed through the Company’s annual financial planning process, whereby we assess the future operating environment and set expectations for operating results. The annual bonus pool is 50% funded based on performance against earnings before interest, taxes, depreciation and amortization (“EBITDA”) and return on investment of operating capital (“ROIOC”) goals and 50% funded based on performance against other initiatives outlined in the annual business plan.

The EBITDA and ROIOC target results for 2007 were based on the objectives and goals that were set forth by management and approved by the board of directors in the annual business plan prior to the start of the fiscal year. The process to determine the actual bonuses to be paid is as follows:

The chief executive officer reviews the progress the Company made toward the EBITDA and ROIOC financial targets and other business initiative goals on a quarterly basis. Following each quarterly review, management assigns a score ranging from “1” (“Far Exceeds Expectations”) to “5” (“Unacceptable”) for the Company as a whole. This score is then adjusted or approved by the committee based on the committee’s view of the progress that was made by the Company in reaching the financial targets and the other objectives set forth in the annual business plan during that previous quarter. For example, for this calculation, the committee assumes that if the Company score is a “3” (“As Expected”), then at year end the bonus pool would be funded at 50% of the target. At the end of the fiscal year, the committee gives a final score to the Company as a whole, and an individual score to each named executive officer. The individual score is based on the named executive officer’s success in achieving departmental goals that were set forth for the year, as well as the other initiatives laid out in the Company’s business plan. The named executive officer is then awarded a percentage bonus in correlation to the Company’s and the executive’s individual performance score.

For 2007, the Company achieved slightly better than the “As Expected” financial targets of $60 million for EBITDA and ROIOC of 25% along with the business initiatives in the business plan. However, while individual bonus amounts are substantially established by performance measured against these pre-established financial targets and other business initiative goals, the committee does not limit its performance assessment to a strictly formulaic calculation. It therefore retains discretion to adjust the amount of individual awards.

As more fully set forth in their respective employment agreements, each named executive officer is eligible for a target bonus at a specified percentage of such executive’s base salary. The chief executive officer’s target annual incentive is 100% of base salary; the target annual incentive for each of the other named executive officers ranges from 37.5% to 75% of the respective officer’s base salary. These incentive targets are also derived by the committee’s judgment on internal equity of the positions and their relative value to the Company.

Each named executive officer received a bonus which reflected the achievement of the business plan results at the “As Expected” level, as adjusted for individual contributions. Notwithstanding the foregoing, Mr. Klanjscek’s bonus of $100,000 was less than his “As Expected” bonus opportunity due to the fact that his overall compensation package was much higher than those of the other named executive officers because of certain perquisites paid to Mr. Klanjscek as required by Australian law.

Special One-Time Cash Incentives

In order to recruit the necessary talent required to fill the role of executive vice president of global operations, the following one-time cash incentives were paid to Mr. Moody in 2007 in consideration for his joining the Company: (i) a one-time, lump sum bonus of $50,000 in lieu of the retention bonus Mr. Moody was to receive from his former employer; and (ii) $64,100 to cover Mr. Moody’s relocation expenses.

Long-Term Incentive Awards

In 2007, the compensation committee implemented a long-term incentive plan designed to reward management and key employees based on obtaining ROIOC financial performance goals over a three-year performance period. The 2007 long-term incentive grant was also changed from 2006 to include restricted stock as part of the long-term incentive awards. The committee believes that providing a mix of restricted stock and stock options in these awards is more consistent with current marketplace long-term incentive programs.

Leaders of the Company, including the named executive officers, who have the greatest ability to influence ROIOC, are eligible for a long-term incentive award. Our goal is to financially reward leaders who positively impact this important measure of Thermadyne’s long-term performance in enhancing stockholder value. All 2007 grants used performance vesting (based on targeted ROIOC) rather than time vesting. The Company believes that using performance vesting better aligns the LTI element of compensation with producing increased value to the stockholders. The performance-based vesting condition was extended to all grant recipients, thereby aligning all eligible employees with the ROIOC metric.

Performance is measured relative to a pre-established, three-year target of ROIOC. The committee generally issues long-term incentive awards at the beginning of each year to align grant dates with calendar year performance measurement periods. Out-of-cycle awards may be granted depending on recruitment, promotion or retention needs, with appropriate consideration of the remaining portion of the performance cycle in determining the value of the award.

During 2007, the committee used survey data from Hewitt, Watson Wyatt and Mercer, and practices from the Peer Group to determine the levels of long-term incentive awards for 2007. The grant value for each named executive officer was based in part on the total compensation package paid to a named executive officer. The total compensation package includes salary and bonuses, past and present equity grants, potential severance and change-in-control payments and perquisites paid to certain named executive officers as set forth below in the Summary Compensation Table. The committee considered a grant value calculated for each salary grade among eligible employees other than the CEO as determined and recommended by the chief executive officer. Grant value, measured in a total dollar amount, was also subject to adjustment based primarily on the committee’s assessment of individual performance based on its discretion and not tied to specific targets or criteria. For the CEO, the committee used the subjective evaluation of the board of the CEO’s performance.

In 2007, the committee awarded 64% of the total grant value in the form of stock options and 36% in restricted stock. For the number of shares of restricted stock and stock options each grantee received, the committee determined the economic value to be delivered based on competitive market data and adjusted for individual performance based on the subjective evaluation of the committee. For the restricted shares, we calculated the per share value of each restricted share based on the closing sales price of the stock on the date of grant. The economic value (in dollars) was divided by the per share value to arrive at a specific number of shares. The stock options awarded were determined on an assumed exercise price based on the closing sales price of Thermadyne common stock on the NASDAQ Capital Market on the date of the award. We used a modified Black-Scholes valuation to determine the economic value of a Thermadyne stock option. The Black-Scholes valuation considers such factors as interest rates, the historic volatility of the stock price and the length of time available to exercise the stock option once it is vested. An adjustment is made to the Black-Scholes value to reflect the vesting requirements and the related risk of forfeiture of the stock options. The grant value (in dollars) was then divided by the per share option value to arrive at a specific number of options.

In the future, the committee expects to use a mix of restricted stock, stock options, and cash or other forms of compensation as it may determine appropriate under the circumstances. The stock options and restricted stock vest on the basis of the Company’s achievement of a target level of average ROIOC over a three-year performance cycle, beginning January 1, 2007 and ending December 31, 2009.

Awards granted in 2007 will vest based upon the following graduated scale of performance targets based on the actual average ROIOC over the three-year performance cycle:

Percentage Vested	Average ROIOC
100%	35%
67%	30%
33%	25%

Results in between these amounts will result in vesting on the basis of interlinear interpolation. If average ROIOC over the performance cycle falls below 25%, then none of the 2007 grants will vest and the grants will be forfeited.

The Grants of Plan-Based Awards table included in this proxy statement sets forth the long-term incentive grants to each of the named executive officers in 2007.

Perquisites

Perquisites are defined as any tangible benefit provided to employees, including, but not limited to, housing, car allowance, leased car, and spousal or family travel. Perquisites do not include reimbursable business expenses that are properly documented in accordance with IRS requirements. The Company does not have any perquisites for named executive officers, except as follows: auto allowances in the amount of $35,476 for Mr. Klanjscek, and $6,000 each for Messrs. Melnuk, Quinn, Boisvert and Downes. The Company also contributed to a superannuation fund in the amount of U.S. $57,437 for Mr. Klanjscek, and U.S. $44,005 for Mr. Quinn. In addition, Mr. Quinn, who is in the United States on ex-patriate assignment from Australia, was paid U.S. $49,786 for “Home Leave” to pay for his family’s air travel during 2007. The Company also contributed U.S. $9,846 to Mr. Klanjscek’s job facility, a fund that covers non-reimbursable business expenses (i.e., spouse travel and home entertainment).

Employment Agreements with Named Executive Officers

Each named executive officer’s employment agreement contains certain other compensation provisions such as performance bonuses or severance pay. For example, each employment agreement includes a provision for some form of severance payments if the executive’s employment is terminated by the Company for reasons other than cause. The reason for such provisions is that the Company considers it in the best interest of the stockholders to take reasonable steps to retain key management personnel, and we believe these provisions encourage the continued attention and dedication of the named executive officers to the Company. The committee believes it is imperative that the Company be able to rely upon the named executive officers to continue in their respective positions, and that the Company should be able to receive and rely upon the named executive officers’ advice, if requested, as to the best interests of the Company and its stockholders without concern that the named executive officers might be distracted by the personal uncertainties and risks created by the possibility of a change in control. A more detailed look at the provisions of each named executive officer’s employment agreement is provided in the proxy statement in the section below titled “Employment Agreements.”

Post-Fiscal Year Compensation Actions

Base Salary

In February 2008, the committee increased base salaries for Messrs. Melnuk, Schumm, Quinn, Boisvert and Downes, based on the same factors discussed above with respect to actions taken in 2007, including individual performance measured against expectations, updated survey data from Hewitt, Watson Wyatt and Mercer and Company-wide performance. No salary adjustments were made for the other named executive officers due to the fact that those positions were deemed already at the targeted median base salary level (50th percentile) or the named executive officer was less than one year into an employment agreement. The 2008 annualized base salaries for all the named executive officers is as follows:

ANNUALIZED BASE SALARY

Executive Officer	2007		2008

Paul Melnuk	$595,000		$620,000
Dennis Klanjscek	$440,274	AUD	$440,274	AUD
Steven Schumm	$325,000		$335,000
Terry Moody	$315,000		$315,000
Martin Quinn	$285,000		$300,000
John Boisvert	$270,000		$280,000
Terry Downes	$240,000		$260,000

Long-Term Incentive Awards

In February 2008, the committee conditionally approved long-term incentive awards to the named executive officers in the form of performance-based grants of restricted stock, stock options and cash. The issuance of the shares of restricted stock and stock options intended to be included in the 2008 long-term incentive grants is conditioned upon the approval by the stockholders at the 2008 annual stockholders meeting of the proposal to amend and restate the 2004 Stock Incentive Plan to increase the number of authorized shares of stock that may be issued under that plan. See “Proposal Two — Approval of the Amended and Restated 2004 Stock Incentive Plan.”

If this proposal is not approved by the stockholders at the annual meeting, the committee will consider management’s recommendations as to the award of additional cash or other compensation designed to provide the estimated total grant value awarded to each grantee, subject to performance vesting and other terms approved by the committee.

To calculate the number of shares of restricted stock and stock options a grantee received, we determined an economic value to be delivered based on competitive market data and adjusted for individual performance. For the restricted shares, we calculated the per share value of each restricted share. The per share value was based on the closing sales price of the stock on March 3, 2008 (as determined by the committee when it met on February 27, 2008 and approved the design of the grants). The economic value (in dollars) was divided by the per share value to arrive at a specific number of shares. The stock options awarded were determined by an assumed exercise price based on the closing sales price of Thermadyne common stock on the NASDAQ Capital Market on the date of the award ($10 per share). We then performed the modified Black-Scholes valuation discussed above to determine the economic value of a Thermadyne stock option. The grant value (in dollars) was then divided by the per share option value to arrive at a specific number of options. The actual exercise price for these stock options will be determined as the closing sales price of the common stock on the date of the annual meeting, assuming the stockholders approve the Amended and Restated 2004 Stock Incentive Plan.

The Company chose March 3, 2008, as the date of the award so that the Company could present the grantees with their entire incentive package at one time (including annual cash bonuses, which had already been determined).

COMPENSATION COMMITTEE REPORT

The committee has reviewed and discussed the above Compensation Discussion and Analysis with management. Based on this review and discussion, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the annual proxy statement.

By the Compensation Committee:

James B. Gamache, Chairman
J. Joe Adorjan
Andrew L. Berger

COMPENSATION OF DIRECTORS

						Change in
						Pension Value
						and Other
						Nonqualified
	Fees Earned				Non-Equity	Deferred
	or Paid in	Stock		Option	Incentive Plan	Compensation	All Other
Name	Cash ($)	Awards ($)		Awards ($)	Compensation ($)	Earnings ($)	Compensation ($)	Total ($)

J. Joe Adorjan	57,219	26,050	(1)	—	—	—	—	83,269
Andrew L. Berger	50,000	26,050	(1)	—	—	—	—	75,050
James B. Gamache	53,610	26,050	(1)	—	—	—	—	79,660
Marnie S. Gordon	65,000	26,050	(1)(2)	—	—	—	—	91,050
John G. Johnson, Jr.(3)	20,620	7,846	(1)(3)	—	—	—	—	28,466
Bradley G. Pattelli	—	—		—	—	—	—	—

(1)	All non-employee directors, other than Mr. Pattelli, are required to defer a minimum of 40% of their $75,000 base fee, or $30,000, into The Non-Employee Directors’ Deferred Stock Compensation Plan. Under this plan, each quarter the deferred portion of the base fee payable to directors, or $7,500, is credited to each director in the form of phantom common stock units based on the closing sales price of the Company’s common stock on the last day of each quarter as reported on the Over The Counter Bulletin Board for the first three quarters of 2007, and by NASDAQ for the fourth quarter of 2007. This can result in fluctuations in the units paid into the plan and the ultimate compensation paid to a director. Directors can elect to receive the cash value of their common stock units no sooner than a date in the following fiscal year. Obligations under this plan are not prefunded.

(2)	Cash value, as of December 31, 2007, of all deferred common stock units earned by director in 2007. Per an election taken by director, the cash value of these units was paid out to director on February 26, 2008.

(3)	Mr. Johnson resigned as a director effective May 1, 2007, and was paid the pro rata portion of his fees earned through that date. In addition, per an election taken by Mr. Johnson, he was paid $26,822, or one half of the cash value of the deferred stock units that were credited to him as of the date of his resignation. The remaining half will be paid out based on the Company’s stock price as of 12/31/2008 in the first quarter of 2009.

Based upon the recommendations of the nominating and corporate governance committee, the board determines director compensation. The committee periodically reviews the status of board compensation in relation to other comparable companies, trends in board compensation and other factors it deems appropriate. No changes were made to directors’ compensation in 2007.

Other than Messrs. Melnuk, Johnson and Pattelli, each of our directors received $75,000 in base fees for his or her service on the board in 2007. Mr. Melnuk, our chief executive officer, does not receive additional compensation for his service as a director. Mr. Johnson resigned as a director in May 2007. Therefore, he received a prorated portion of his annual director fees. Pursuant to an arrangement between Mr. Pattelli and his employer, Angelo, Gordon & Co., L.P., $75,000 as director fees which would have been otherwise been payable to Mr. Pattelli were distributed to his employer. Such fees were subsequently remitted on a pro rata basis to the funds of Angelo, Gordon & Co., L.P. that hold our stock.

Additionally, Mr. Johnson received $2,774 for the time served as lead director, and $1,387 for his time spent as chair of the compensation committee. Mr. Adorjan received an additional $7,219 for the time he served as lead director during 2007. Ms. Gordon received an additional $20,000 for her service as chair of the audit committee. Mr. Berger received $5,000 for time spent as chair of the nominating and corporate governance committee. Mr. Gamache received an additional $3,610 for chairing the compensation committee, which he assumed from Mr. Johnson after his resignation. Mr. Gamache and Mr. Adorjan received $5,000 each for serving as audit committee members. Mr. Johnson was paid $1,387 for his time spent as a member of this committee during 2007.

We also reimbursed each director for all reasonable travel and other expenses of attending meetings of the board of directors, committee meetings and other meetings requested by the chairman or the lead director.

SUMMARY COMPENSATION TABLE

						Stock	Option	All Other
Name and Principal Position	Year	Salary ($)		Bonus ($)		Awards ($)(1)	Awards ($)(2)	Compensation ($)		Total ($)

Paul D. Melnuk	2007	589,077		320,000	(3)	33,048	141,731	6,000	(4)	1,054,007
President and Chief Executive Officer	2006	570,192		200,000	(5)	0	68,695	5,000	(4)	843,887
Dennis Klanjscek,	2007	386,001	(6)	100,000	(3)	7,607	63,441	107,787	(7)	664,105
Executive Vice President Asia Pacific	2006	330,206	(6)	65,000	(5)	0	35,864	87,661	(8)	518,731
Steven A. Schumm,	2007	325,000		135,000	(3)	0	141,711	0		601,711
Executive Vice President,	2006	125,000		115,000	(9)	0	122,137	270,000	(10)	632,137
Chief Financial Officer, Chief Administrative Officer
Martin Quinn,	2007	282,115		135,000	(3)	15,200	54,848	99,791	(11)	586,954
Executive Vice President Sales	2006	270,000		115,000	(5)	0	18,482	59,104	(12)	463,086
John Boisvert,	2007	270,000		120,000	(3)	15,200	61,292	6,000	(4)	472,492
Executive Vice President	2006	269,286		52,500	(5)	0	23,619	6,000	(4)	351,405
Brand Management
Terry Downes,	2007	232,307		120,000	(3)	15,200	63,800	6,000	(4)	437,307
Executive Vice President	2006	205,372		85,000	(5)	0	23,116	6,000	(4)	319,488
Global Corporate Development
Terry Moody,	2007	127,210		50,000	(3)	3,997	10,276	114,100	(13)	305,583
Executive Vice President Global Operations	2006	—		—		—	—	—		—

(1)	This column represents the dollar amount recognized for financial statement reporting purposes for restricted stock awards granted to each of the named executive officers, in accordance with FAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No restricted stock awards were forfeited by any of the named executive officers in fiscal year 2007 or 2006. For additional information, see Note 14 to our financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC. For information on the valuation assumptions for grants made prior to fiscal year 2007, see the notes in our financial statements in the Form 10-K for the respective year. See the Grants of Plan-Based Awards Table for information on restricted stock awards granted in fiscal year 2007. These amounts reflect the value determined by the Company for accounting purposes for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes for stock option awards granted to each of the named executive officers, in accordance with FAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock option awards were forfeited by any of the named executive officers in fiscal year 2007 or 2006. For additional information, see Note 14 to our financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC. For information on the valuation assumptions for grants made prior to fiscal year 2007, see the notes in our financial statements in the Form 10-K for the respective year. See the Grants of Plan-Based Awards Table for information on stock option awards granted in fiscal year 2007. These amounts reflect the value determined by the Company for accounting purposes for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards.

(3)	Annual bonus paid in 2008 for 2007 performance.

(4)	Auto Allowance.

(5)	Annual bonus paid in 2007 for 2006 performance.

(6)	Represents salary of AUD $440,274 converted from Australian to U.S. dollars as of 12/31/2007 and 12/31/2006 respectively.

(7)	Represents the following perquisites paid to Mr. Klanjscek: (i) auto allowance of $35,476; (ii) $57,437 paid into a superannuation fund; and (iii) $9,846 paid into a job facility fund, a fund which covers all non-reimbursable business expenses.

(8)	Represents the following perquisites paid to Mr. Klanjscek: (i) auto allowance in the amount of $30,348; (ii) $49,135 paid into a superannuation fund; and (iii) $8,178 paid into a job facility fund, a fund which covers all non-reimbursable business expenses.

(9)	This amount includes (i) a one time relocation bonus of $65,000 in connection with Mr. Schumm’s appointment as executive vice president, chief financial officer and chief administrative officer; and (ii) his annual bonus in the amount of $50,000 paid in 2007 for 2006 performance.

(10)	Fees paid to SAS LLC, Mr. Schumm’s consulting business, for services performed prior to his employment with the Company.

(11)	Represents (i) Mr. Quinn’s $6,000 annual auto allowance; (ii) $44,005 paid to a superannuation fund on behalf of Mr. Quinn; and (iii) $49,786 in home leave benefit so Mr. Quinn’s family could return to Australia for an annual visit, as specified in his employment contract.

(12)	This amount included (i) Mr. Quinn’s $6,000 auto allowance; (ii) $24,502 paid to a superannuation fund on behalf of Mr. Quinn; and (iii) $28,602 in home leave benefit so Mr. Quinn’s family could return Australia for an annual visit, as specified in his employment contract.

(13)	This amount includes (i) a one time lump sum bonus of $50,000 in lieu of a retention bonus Mr. Moody was to receive from his former employer; and (ii) payment of relocation expenses in the amount of $64,100.

GRANTS OF PLAN-BASED AWARDS

							Exercise
							or Base	Grant Date
							Price of	Fair Value of
				Estimated Future Payouts Under Equity			Option	Stock and
	Grant		Approval	Incentive Plan Awards			Awarded	Option
Name	Date		Date	Threshold (#)	Target (#)	Maximum (#)	($/Sh)	Awards

John Boisvert	5/1/07	(1)	3/29/07	8,217	24,900	24,900	15.00	162,853
	5/1/07	(2)	3/29/07	1,518	4,600	4,600		68,080
Terry Downes	5/1/07	(1)	3/29/07	8,217	24,900	24,900	15.00	162,853
	5/1/07	(2)	3/29/07	1,518	4,600	4,600		68,080
Dennis Klanjscek	5/1/07	(1)	3/29/07	4,290	13,000	13,000	15.00	85,024
	5/1/07	(2)	3/29/07	759	2,300	2,400		34,040
Paul Melnuk	5/1/07	(1)	3/29/07	16,500	50,000	50,000	15.00	254,053
	5/1/07	(2)	3/29/07	3,300	10,000	10,000		148,000
Terry Moody	9/28/07	(3)	6/15/07	5,775	17,500	17,500	14.36	86,512
	9/28/07	(4)	6/15/07	1,056	3,200	3,200		33,650
Martin Quinn	5/1/07	(1)	3/29/07	8,217	24,900	24,900	15.00	162,853
	5/1/07	(2)	3/29/07	1,518	4,600	4,600		68,080

(1)	Represents an annual option grant and will vest based on average ROIOC over a three year period, beginning in January 2007 and ending in December 2009 (the “Target Period”) as set forth below. The stock option granted will vest and be exercisable as of May 1, 2010, or will be forfeited, as the case may be, as follows: a) if average ROIOC for the Target Period is 35 percent or more, 100 percent of the stock option will be vested and exercisable; b) if average ROIOC for the Target Period is 30 percent, 67 percent of the stock option will be vested and exercisable; c) if average ROIOC for the Target Period is 25 percent, 33 percent of the stock option will be vested and exercisable; and d) if average ROIOC during the Target Period does not reach 25 percent, the stock option is forfeited and no longer exercisable. Incremental amounts of the stock option will vest for average ROIOC between 25 percent and 30 percent and between 30 percent and 35 percent.

(2)	Represents the number of shares of restricted stock based on average ROIOC over the Target Period. Shares of restricted stock will be delivered to the employee or, in the event of his death, his testamentary transferee, as follows: a) if average ROIOC for the Target Period is 35 percent or more, 100 percent of the shares of restricted stock will be delivered; b) if average ROIOC for the Target Period is 30 percent, 67 percent of the shares of restricted stock will be delivered; c) if average ROIOC for the Target Period is 25 percent, 33 percent of the shares of restricted stock will be delivered; and d) if average ROIOC during the Target Period does not reach 25 percent, none of the shares of restricted stock will be delivered, and the grant of such shares will be forfeited and no longer exercisable. Incremental amounts of the shares of restricted stock will be delivered for average ROIOC between 25 percent and 30 percent and between 30 percent and 35 percent.

(3)	Represents an option grant pursuant to Mr. Moody’s employment agreement and will vest based on average ROIOC over Target Period as set forth below. The stock option will vest and be exercisable as of May 1, 2010, or will be forfeited, as the case may be, as follows: a) if average ROIOC for the Target Period is 35 percent or more, 100 percent of the stock option will be vested and exercisable; b) if average ROIOC for the Target Period is 30 percent, 67 percent of the stock option will be vested and exercisable; c) if average ROIOC for the Target Period is 25 percent, 33 percent of the stock option will be vested and exercisable; and d) if average ROIOC during the Target Period does not reach 25 percent, the stock option is forfeited and no longer exercisable. Incremental amounts of the stock option will vest for average ROIOC between 25 percent and 30 percent and between 30 percent and 35 percent.

(4)	Represents the number of shares of restricted stock granted pursuant to Mr. Moody’s employment agreement and are based on average ROIOC over the Target Period. Shares of restricted stock will be delivered to the employee or, in the event of his death, his testamentary transferee, as follows: a) if average ROIOC for the Target Period is 35 percent or more, 100 percent of the shares of restricted stock will be delivered; b) if average ROIOC for the Target Period is 30 percent, 67 percent of the shares of restricted stock will be delivered; c) if average ROIOC for the Target Period is 25 percent, 33 percent of the shares of restricted stock will be delivered; and d) if average ROIOC during the Target Period does not reach 25 percent, none of the shares of restricted stock will be delivered, and the grant of such shares will be forfeited and no longer exercisable. Incremental amounts of the shares of restricted stock will be delivered for average ROIOC between 25 percent and 30 percent and between 30 percent and 35 percent.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

									Equity
									Incentive
							Equity		Plan
							Incentive		Awards:
							Plan		Market or
							Awards:		Payout
							Number of		Value of
							Unearned		Unearned
	Number of		Number of				Shares,		Shares,
	Securities		Securities				Units or		Units or
	Underlying		Underlying				Other		Other
	Unexercised		Unexercised		Option	Option	Rights That		Rights That
	Options (#)		Options (#)		Exercise	Expiration	Have Not		Have Not
Name	Exercisable		Unexercisable		Price ($)	Date	Vested (#)		Vested ($)

Paul D. Melnuk	25,000	(1)			13.79	8/12/2013
	25,000	(2)			10.95	10/14/2013
	87,500	(3)	87,500	(3)	13.10	06/13/2014
			50,000	(4)	15.00	05/01/2017
							10,000	(5)	37,950
Steven A. Schumm	20,000	(6)	100,000	(6)	10.50	09/30/2016
John Boisvert	25,000	(3)	25,000	(3)	13.10	06/13/2014
	1,666	(7)	8,334	(7)	15.75	03/31/2016
			24,900	(4)	15.00	05/01/2017	4,600	(5)	17,457
Martin Quinn	25,000	(3)	25,000	(3)	12.15	04/04/2015
			24,900	(4)	15.00	05/01/2017	4,600	(5)	17,457
Dennis Klanjscek	10,000	(3)	10,000	(3)	14.45	07/20/2015
	2,500	(3)	2,500	(3)	13.75	09/12/2015
	3,333	(7)	16,667	(7)	15.75	03/31/2016
			13,000	(4)	15.00	05/01/2017	2,300	(5)	8,729
Terry Downes	12,500	(3)	12,500	(3)	13.10	06/13/2014
	15,000	(8)			12.18	04/22/2015
	500	(8)			13.95	07/12/2015
	1,666	(7)	8,334	(7)	15.75	03/31/2016
			24,900	(4)	15.00	05/012017	4,600	(5)	17,457
Terry Moody			17,500	(4)	14.36	09/28/2017	3,200	(5)	12,144

(1)	Stock options granted on August 12, 2003 for director services prior to becoming an employee of the Company, vesting in thirds beginning the first anniversary of the grant.

(2)	Management options granted on October 14, 2003 vesting in thirds beginning on the first anniversary of the grant.

(3)	The options will become exercisable as follows: (i) one-half of the options became vested and exercisable on December 31, 2005, however, the sale of shares acquired by an exercise is restricted until the original vesting dates of the options; and (ii) one-half will become vested and exercisable in three equal annual installments on each of the first three anniversaries of June 13, 2004, April 4, 2005, July 20, 2005 and September 12, 2005 respectively, the dates of the grants (“Installment Date”), if the Company achieves its ROIOC Targets in accordance with its annual budget for the immediately preceding fiscal year (the “Performance Options”). If the Performance Options do not vest in any year due to the failure to achieve ROIOC Targets for such year, such Performance Options will vest on any subsequent Installment Date if the Company has achieved on such date the ROIOC Targets for the current year, plus the ROIOC Targets for the prior years for which such targets were not achieved (after taking into account any portion of such targets achieved in prior years). Notwithstanding the above vesting schedule, the Performance Options will become vested and exercisable as to 100% of the shares of common stock subject to the Performance Options seven (7) years after the date of the grant (but only to the extent such Performance Options have not otherwise terminated or become exercisable) whether or not the ROIOC Targets are achieved.

(4)	The options will vest and become exercisable based on average ROIOC over a three year period, beginning in January 2007 and ending in December 2009 (the “Target Period”). The stock option granted will vest and be exercisable as of May 1, 2010, or will be forfeited, as the case may be, as follows: a) if average ROIOC for the Target Period is 35 percent or more, 100 percent of the stock option will be vested and exercisable; b) if average ROIOC for the Target Period is 30 percent, 67 percent of the stock option will be vested and exercisable; c) if average ROIOC for the Target Period is 25 percent, 33 percent of the stock option will be vested and exercisable; and d) if average ROIOC during the Target Period does not reach 25 percent, the stock option is forfeited and no longer exercisable. Incremental amounts of the stock option will vest for average ROIOC between 25 percent and 30 percent and between 30 percent and 35 percent.

(5)	The shares will vest based on Average ROIOC over the Target Period. Represents the number of shares of restricted stock based on average ROIOC over the Target Period. Shares of restricted stock will be delivered to the employee or, in the event of his death, his testamentary transferee, as follows: a) if average ROIOC for the Target Period is 35 percent or more, 100 percent of the shares of restricted stock will be delivered; b) if average ROIOC for the Target Period is 30 percent, 67 percent of the shares of restricted stock will be delivered; c) if average ROIOC for the Target Period is 25 percent, 33 percent of the shares of restricted stock will be delivered; and d) if average ROIOC during the Target Period does not reach 25 percent, none of the shares of restricted stock will be delivered, and the grant of such shares will be forfeited and no longer exercisable. Incremental amounts of the shares of restricted stock will be delivered for average ROIOC between 25 percent and 30 percent and between 30 percent and 35 percent.

(6)	Options awarded pursuant to Mr. Schumm’s employment contract are one half time based, vesting in thirds beginning the first anniversary of the grant, 20,000 options vested in 2007, the remaining two thirds to vest in 2008 and 2009. The remaining half are performance based options that will become vested and exercisable in three equal annual installments on each of the first three anniversaries of the date of the grant (“Installment Date”) if the Company achieves its ROIOC targets in accordance with its annual budget for the immediately preceding fiscal year (the “Performance Options”). If the Performance Options do not vest in any year due to the failure to achieve ROIOC targets for such year, such Performance Options will vest on any subsequent Installment Date if the Company has achieved on such date the ROIOC for the current year, plus the ROIOC for the prior years for which such targets were not achieved (after taking into account any portion of such targets achieved in prior years). Notwithstanding the above vesting schedule, the Performance Options will become vested and exercisable as to 100% of the shares of common stock subject to the Performance Options seven (7) years after the date of the grant (but only to the extent such Performance Options have not otherwise terminated or become exercisable) whether or not the ROIOC targets are achieved.

(7)	Annual option incentive grant of which one half is time based, vesting in thirds beginning the first anniversary of the grant date of March 31, 2006, and the remaining half are performance based options that will become vested and exercisable in three equal annual installments on each of the first three anniversaries of the date of the grant (“Installment Date”) if the Company achieves its ROIOC in accordance with its annual budget for the immediately preceding fiscal year (the “Performance Options”). If the Performance Options do not vest in any year due to the failure to achieve ROIOC targets for such year, such Performance Options will vest on any subsequent Installment Date if the Company has achieved on such date the ROIOC for the current year, plus the ROIOC for the prior years for which such targets were not achieved (after taking into account any portion of such targets achieved in prior years). Notwithstanding the above vesting schedule, the Performance Options will become vested and exercisable as to 100% of the shares of common stock subject to the Performance Options seven (7) years after the date of the grant (but only to the extent such Performance Options have not otherwise terminated or become exercisable) whether or not the ROIOC targets are achieved.

(8)	Time based options vesting in thirds, on the first anniversary of the grants, April 22, 2005 and July 12, 2005 respectively, Options were accelerated and became exercisable on December 31, 2005; however, the sale of shares acquired by exercise is restricted until the original vesting date of the options.

EMPLOYMENT AGREEMENTS

Paul Melnuk

Paul Melnuk, who is the chairman of our board of directors, was named chief executive officer on January 28, 2004. In exchange for his services, we entered into an agreement to pay Mr. Melnuk $550,000 annually. Mr. Melnuk receives no additional base compensation for serving as our chairman of the board. He is eligible for a bonus in an amount up to his annual base salary under our Management Incentive Plan.

Mr. Melnuk’s employment agreement had an initial term of two years; it now renews for one-year periods on the anniversary date of the agreement unless (i) non-renewal notice is given by the Company; or (ii) the agreement is otherwise terminated in accordance with its terms (as further described below).

Under the terms of his employment agreement, Mr. Melnuk’s base salary is reviewed annually by the compensation committee of the board of directors. In 2007, Mr. Melnuk’s salary was adjusted to $595,000. This adjustment was based on the compensation committee’s review of the applicable survey data, the fact that the Company met expectations for the goals set forth in its 2006 annual business plan, and because of Mr. Melnuk’s leadership.

Mr. Melnuk’s employment agreement can be terminated with or without cause, by non-renewal, upon death or disability or for constructive termination. Regardless of the reason for termination, for a period of two years after termination, the agreement provides that Mr. Melnuk may not solicit or induce any person employed by the Company to terminate such person’s employment with the Company.

If Mr. Melnuk’s employment is terminated for cause, then Mr. Melnuk is entitled to the severance as set forth below in the section titled “Potential Payments Upon Termination or Change in Control.” Cause is defined under the agreement as (i) the conviction of a crime constituting a felony or other crime of moral turpitude; (ii) an act of dishonesty that was intended to result in gain to Mr. Melnuk at his employer’s expense; (iii) willful misconduct injurious to the Company; (iv) Mr. Melnuk’s failure to comply with material terms of the agreement; (v) failure by Mr. Melnuk to comply fully with any lawful directives of the board; (vi) misappropriation of Company funds; (vii) habitual abuse of alcohol, narcotics or other controlled substances; (viii) gross negligence in the performance of his duties; (ix) failure to comply with the Company’s Code of Ethics; or (x) his relocation of his primary residence more than 75 miles from the Company’s headquarters in St. Louis. Upon a termination for cause or if Mr. Melnuk voluntarily terminates his employment other than as a constructive termination without cause, the agreement provides that Mr. Melnuk cannot, for a period of 18 months following such termination, engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country.

If Mr. Melnuk’s employment is terminated by non-renewal, Mr. Melnuk is entitled to the severance as set forth below in the section titled “Potential Payments Upon Termination or Change in Control.” Upon a termination for non-renewal, the agreement provides that Mr. Melnuk cannot engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country during the period of time the Company would be required to make severance payments, regardless of whether a lump sum payment is made.

If Mr. Melnuk’s employment is terminated because of his death, Mr. Melnuk’s estate or beneficiaries would be paid the severance as set forth below in the section titled “Potential Payments Upon Termination or Change in Control.”

If Mr. Melnuk’s employment is terminated because of a disability, then Mr. Melnuk is entitled to the severance described as set forth below in the section titled “Potential Payments Upon Termination or Change in Control.” Disability is defined under the agreement as deemed to have occurred if Mr. Melnuk is unable to perform the duties of his employment due to mental or physical incapacity for a period of (i) 90 consecutive days; or (ii) 120 non-consecutive days within any 365 day period. Upon a termination for disability, the agreement provides that Mr. Melnuk cannot engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country during the period of time represented by the severance payments.

If Mr. Melnuk’s employment is terminated without cause or constructively terminated, then Mr. Melnuk is entitled to the severance described as set forth below in the section titled “Potential Payments Upon Termination or

Change in Control.” Constructive termination is defined under the agreement as the occurrence of any of the following without Mr. Melnuk’s consent: (i) failure of the Company to substantially comply with the agreement; (ii) any purported termination of Mr. Melnuk’s employment other than for cause; (iii) if the Company assigns the agreement to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) of all or substantially all of the business or assets of the Company, and the successor fails to assume expressly and perform the agreement; or (iv) if the Company requires Mr. Melnuk to relocate his principal work site by more than 75 miles.

Should Mr. Melnuk’s employment be constructively terminated because a successor fails to be bound by the agreement, or because a successor to the Company terminates Mr. Melnuk within one year after a change in control, then Mr. Melnuk is entitled to the severance described as set forth below in the section titled “Potential Payments Upon Termination or Change in Control.” A Change in Control is defined in the agreement as (i) any sale of all or substantially all of the assets of the Company; (ii) any merger, consolidation or reorganization involving the Company, unless the stockholders immediately before the transaction own at least 50% of the shares following the transactions; or (iii) any other transaction or series of transactions resulting in the stockholders of the Company, immediately before such transaction, owning immediately following such transaction, less than two-thirds of the combined voting power of outstanding voting securities of the Company.

Upon a termination for constructive termination (following a change of control or otherwise), the agreement provides that Mr. Melnuk cannot engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country during the period of time the Company would be required to make severance payments, regardless of whether a lump sum payment is made.

Dennis Klanjscek

Dennis Klanjscek is executive vice president-Asia Pacific. In exchange for his services, we entered into an agreement on June 13, 2002 to pay Mr. Klanjscek AUD $415,000 annually. He is also eligible for a bonus of not less than 60% of his annual base salary under our Management Incentive Plan.

His employment agreement had an initial term of two years and now renews for two-year periods on the anniversary of the effective date unless (i) non-renewal notice is given by the Company; or (ii) the agreement is otherwise terminated in accordance with its terms (as described below).

Under the terms of his employment agreement, Mr. Klanjscek’s base salary is reviewed annually by the board of directors. The board has delegated this authority to the compensation committee, which considers the input of the chief executive officer in making its compensation determinations. For 2007, Mr. Klanjscek’s base salary was AUD $440,274 (approximately US $386,001 as of December 31, 2007).

Mr. Klanjscek’s employment agreement can be terminated for cause, without cause, by non-renewal, upon death, disability, or for constructive termination. Regardless of the reason for termination, for a period of two years after termination, the agreement provides that Mr. Klanjscek may not solicit or induce any person employed by the Company to terminate such person’s employment with the Company.

If Mr. Klanjscek’s employment is terminated for cause, then he is entitled to the severance as set forth below in the section titled “Potential Payments Upon Termination or Change in Control.” Cause is defined under the agreement as (i) dishonesty by Mr. Klanjscek that results in substantial personal enrichment at the expense of the Company; or (ii) demonstratively willful repeated violations of Mr. Klanjscek’s obligations under the agreement which are intended to result in material injury to the Company.

If Mr. Klanjscek’s employment is terminated by non-renewal, then Mr. Klanjscek is entitled to the severance as set forth below in the section titled “Potential Payments Upon Termination or Change in Control.”

Should Mr. Klanjscek’s employment be terminated because of his death, then Mr. Klanjscek’s estate is entitled to the severance as set forth below in the section titled “Potential Payments Upon Termination or Change in Control.”

If Mr. Klanjscek’s employment is terminated because of a disability, then he is entitled to the severance described as set forth below in the section titled “Potential Payments Upon Termination or Change in Control.”

Disability is defined under the agreement as deemed to have occurred if Mr. Klanjscek is unable to perform the duties of his employment due to mental or physical incapacity for a period of six (6) consecutive months.

If Mr. Klanjscek’s employment is constructively terminated, then Mr. Klanjscek is entitled to the severance described as set forth below in the section titled “Potential Payments Upon Termination or Change in Control.” Constructive termination is defined under the agreement as the occurrence of any of the following without Mr. Klanjscek’s consent: (i) notice of non-renewal; (ii) failure of the Company to substantially comply with the agreement; (iii) reduction in any form of compensation; (iv) loss of Mr. Klanjscek’s title; (v) any change in the position to which Mr. Klanjscek reports or the positions that report to Mr. Klanjscek; (vi) the assignment of duties inconsistent with his position; or (vii) relocation of principal work site by more than 25 miles from the location as of the date of the agreement.

Martin Quinn

Martin Quinn is executive vice president-global sales. In exchange for his services, we entered into an agreement on April 1, 2005, to pay Mr. Quinn $270,000 annually. He is also eligible for a bonus not less than 75% of his annual base salary under our Management Incentive Plan.

His employment agreement had an initial term of two years and now renews for one-year periods on the anniversary date of the agreement unless (i) non-renewal notice is given by the Company; or (ii) the agreement is otherwise terminated in accordance with its terms (as described below).

Under the terms of his employment agreement, Mr. Quinn’s base salary is reviewed annually by the chief executive officer. Mr. Quinn’s base salary was increased to $285,000 in 2007, based on the committee’s review of applicable survey data and the fact that Mr. Quinn’s efforts contributed to the Company success in meeting expectations for the goals set forth in the 2006 annual business plan.

Mr. Quinn’s employment agreement can be terminated for cause, without cause, by non-renewal, upon death, disability, or for constructive termination. Regardless of the reason for termination, for a period of two years after termination, the agreement provides that Mr. Quinn may not solicit or induce any person employed by the Company to terminate such person’s employment with the Company.

If Mr. Quinn’s employment is terminated for cause, then Mr. Quinn is entitled to the severance as set forth below in the section titled “Potential Payments Upon Termination or Change in Control.” Cause is defined under the agreement as (i) the conviction of a crime constituting a felony or other crime involving moral turpitude; (ii) an act of dishonesty or disloyalty that resulted in or was intended to result in gain to or personal enrichment of Mr. Quinn at any of the employers’ expense; (iii) the willful engaging in misconduct which is injurious to any of the employers; (iv) failure on Mr. Quinn’s part to comply with terms of the agreement; (v) failure to comply with directives of the board; (vi) misappropriation of funds; (vii) habitual abuse of alcohol, narcotics or other controlled substances; or (viii) gross negligence in performance of duties.

Upon a termination for cause, or if Mr. Quinn voluntarily terminates his employment other than as a constructive termination, the agreement provides that Mr. Quinn cannot, for a period of 12 months following such termination, engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country.

If Mr. Quinn’s employment is terminated by non-renewal, then Mr. Quinn is entitled to the severance as set forth below in the section titled “Potential Payments Upon Termination or Change in Control.” Upon a termination for non-renewal, the agreement provides that Mr. Quinn cannot engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country during the period of time the Company would be required to make severance payments, regardless of whether a lump sum payment is made.

If Mr. Quinn’s employment is terminated because of his death, then Mr. Quinn’s estate is entitled to the severance as set forth below in the section titled “Potential Payments Upon Termination or Change in Control.”

If Mr. Quinn’s employment is terminated because of a disability, then Mr. Quinn is entitled to the severance described as set forth below in the section titled “Potential Payments Upon Termination or Change in Control.” Disability is defined under the agreement as deemed to have occurred if Mr. Quinn is unable to perform the duties of his employment due to mental or physical incapacity for a period of six consecutive months. Upon a termination for disability, the agreement provides that Mr. Quinn cannot engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country during the period of time the Company would be required to make severance payments, regardless of whether a lump sum payment is made.

If Mr. Quinn’s employment is constructively terminated, then Mr. Quinn is entitled to the severance described as set forth below in the section titled “Potential Payments Upon Termination or Change in Control.” Constructive termination is defined under the agreement as the occurrence of any of the following without Mr. Quinn’s consent: (i) failure of the Company to substantially comply with the agreement; (ii) reduction in salary, bonus percentage, or material reduction in duties; (iii) any purported “for cause” termination by the Company other than as expressly permitted by the agreement; or (iv) if the Company assigns the agreement to a successor (whether direct or indirect by purchase, merger, consolidation or otherwise) of all or substantially all of the business or assets of the company, and the successor fails to assume expressly and perform the agreement.

Upon a constructive termination, the agreement provides that Mr. Quinn cannot engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country during the period of time the Company would be required to make severance payments, regardless of whether a lump sum payment is made.

Steven Schumm

Steven Schumm was named executive vice president, chief financial officer and chief administrative officer on August 7, 2006. In exchange for his services, we entered into an agreement to pay Mr. Schumm $325,000 annually. He is also eligible for a bonus in an amount not less than 75% of his annual base salary under our Management Incentive Plan.

His employment agreement has an initial term of two years and will renew for one-year periods on the anniversary date of the agreement unless (i) non-renewal notice is given by the Company; or (ii) the agreement is otherwise terminated in accordance with its terms (as described below).

Under the terms of his employment agreement, Mr. Schumm’s base salary is reviewed annually by the chief executive officer. Any changes are then recommended to the compensation committee for approval. In 2007, Mr. Schumm’s salary remained at $325,000.

Mr. Schumm’s employment agreement can be terminated with or without cause, by non-renewal, upon death or disability or for constructive termination. Regardless of the reason for termination, for a period of twelve months after termination, the agreement provides that Mr. Schumm may not solicit or induce any person employed by the Company to terminate such person’s employment with the Company.

If Mr. Schumm’s employment is terminated for cause, then Mr. Schumm is entitled to the severance as set forth below in the section titled “Potential Payments Upon Termination or Change in Control.” Cause is defined under the agreement as (i) an act of willful misconduct, fraud, embezzlement, theft, or any other act constituting a felony, involving moral turpitude or causing material harm, financial or otherwise, to the Employers; (ii) an intentional act or failure to act, which is committed by Mr. Schumm and which causes or can be expected to imminently cause material injury; (iii) a material breach of the Agreement that is not cured within 15 days after written notice specifying the breach and requesting a cure; or (iv) habitual abuse of alcohol, narcotics or other controlled substances. Upon a termination for cause or if Mr. Schumm voluntarily terminates his employment other than as a constructive termination without cause, the agreement provides that Mr. Schumm cannot, for a period of 12 months following such termination, engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country.

If Mr. Schumm’s employment is terminated by non-renewal, then Mr. Schumm is entitled to the severance as set forth below in the section titled “Potential Payments Upon Termination or Change in Control.” If Mr. Schumm’s employment is terminated because of his death, then Mr. Schumm’s estate is entitled to the severance as set forth below in the section titled “Potential Payments Upon Termination or Change in Control.”

Should Mr. Schumm’s employment be terminated because of a disability, then Mr. Schumm is entitled to the severance described as set forth below in the section titled “Potential Payments Upon Termination or Change in Control.” For the purpose of Mr. Schumm’s employment agreement, the definition of disabled is that which is found in section 409A(a)(2)(C) of the Internal Revenue Code. Upon a termination for disability, the agreement provides that Mr. Schumm cannot engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country during the period of time the Company would be required to make severance payments, regardless of whether a lump sum payment is made.

If Mr. Schumm’s employment is constructively terminated, then Mr. Schumm is entitled to the severance described as set forth below in the section titled “Potential Payments Upon Termination or Change in Control.” Constructive termination is defined under the agreement as the occurrence of any of the following without Mr. Schumm’s consent: (i) failure of the Company to substantially comply with the agreement; (ii) any reduction in salary, bonus percentage or material reduction in duties; (iii) if the Company assigns the agreement to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) of all or substantially all of the business or assets of the company, and the successor fails to assume expressly and perform the agreement; or (iv) if the Company requires Mr. Schumm to relocate his principal work site by more than 45 miles.

Upon a termination for constructive termination, the agreement provides that Mr. Schumm cannot engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country during the period of time the Company would be required to make severance payments, regardless of whether a lump sum payment is made.

John Boisvert

John Boisvert is executive vice president-brand management. In exchange for his services, on January 1, 2004 we entered into an agreement to pay Mr. Boisvert $266,288 annually. He is also eligible for a bonus of not less than 60% of his annual base salary under our Management Incentive Plan.

His employment agreement had an initial term of one year and now renews for one-year periods on the anniversary date of the agreement unless (i) non-renewal notice is given by the Company; or (ii) the agreement is otherwise terminated in accordance with its terms (as described below).

Under the terms of his employment agreement, Mr. Boisvert’s base salary is reviewed annually by the chief executive officer. Any changes are then recommended to the compensation committee for approval. Mr. Boisvert’s base salary was increased to $270,000 in 2007, based on the chief executive officer’s recommendations and on the committee’s review of applicable survey data and the fact the Mr. Boisvert’s efforts contributed to the Company success in meeting expectations for the goals set forth in the 2006 annual business plan.

Mr. Boisvert’s employment agreement can be terminated for cause, without cause, by non-renewal, upon death, disability, or for constructive termination. Regardless of the reason for termination, for a period of two years after termination, the agreement provides that Mr. Boisvert may not solicit or induce any person employed by the Company to terminate such person’s employment with the Company.

If Mr. Boisvert’s employment is terminated for cause, then Mr. Boisvert is entitled to the severance as set forth below in the section titled “Potential Payments Upon Termination or Change in Control.” Cause is defined under the agreement as (i) the conviction of a crime constituting a felony or other crime involving moral turpitude; (ii) an act of dishonesty or disloyalty that resulted in or was intended to result in gain to or personal enrichment of Employee at any of the Employers’ expense; (iii) the willful engaging in misconduct which is injurious to any of the employers; (iv) misappropriation of Company funds; (v) habitual abuse of alcohol, narcotics or other controlled substances; (vi) gross negligence in the performance of duties and responsibilities; (vii) failure to comply fully with any lawful directives of the CEO; (viii) failure to comply fully with any lawful directives of the board of directors; (ix) failure to perform or adhere to the Code of Ethics; or (x) Mr. Boisvert relocates his primary place of residence more than seventy-five (75) miles from the present location of his primary work place (except if such relocation is expressly requested by the Company).

Upon a termination for cause or if Mr. Boisvert voluntarily terminates his employment other than as a constructive termination without cause, the agreement provides that Mr. Boisvert cannot, for a period of 12 months following such termination, engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country.

If Mr. Boisvert’s employment is terminated by non-renewal, then Mr. Boisvert is entitled to the severance as set forth below in the section titled “Potential Payments Upon Termination or Change in Control.” Upon a termination for non-renewal, the agreement provides that Mr. Boisvert cannot engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country during the period of time the Company would be required to make severance payments, regardless of whether a lump sum payment is made.

If Mr. Boisvert’s employment is terminated because of his death, then Mr. Boisvert’s estate is entitled to the severance as set forth below in the section titled “Potential Payments Upon Termination or Change in Control.”

If Mr. Boisvert’s employment is terminated because of a disability, then Mr. Boisvert is entitled to the severance described as set forth below in the section titled “Potential Payments Upon Termination or Change in Control.” Disability is defined under the agreement as deemed to have occurred if Mr. Boisvert is unable to perform the duties of his employment due to mental or physical incapacity for a period of (i) 90 consecutive days; or (ii) 120 non-consecutive days within any 365 day period. Upon a termination for disability, the agreement provides that Mr. Boisvert cannot engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country during the period of time the Company would be required to make severance payments, regardless of whether a lump sum payment is made.

If Mr. Boisvert’s employment is constructively terminated, then Mr. Boisvert is entitled to the severance described as set forth below in the section titled “Potential Payments Upon Termination or Change in Control.” Constructive termination is defined under the agreement as the occurrence of any of the following without Mr. Boisvert’s consent: (i) failure of the Company to substantially comply with the agreement; (ii) reduction in salary, bonus percentage, or material reduction in duties; (iii) if the Company assigns the agreement to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) of all or substantially all of the business or assets of the company, and the successor fails to assume expressly and perform the agreement; or (iv) if the Company requires Mr. Boisvert to relocate his principal work site by more than 75 miles.

Upon a termination for constructive termination, the agreement provides that Mr. Boisvert cannot engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country during the period of time the Company would be required to make severance payments, regardless of whether a lump sum payment is made.

Terry Downes

Terry Downes is executive vice president-global corporate development. In exchange for his services, we entered into an agreement on January 1, 2004 to pay Mr. Downes $135,000 annually to serve as vice president of corporate development. Under the terms of his employment agreement, Mr. Downes’ base salary is reviewed annually. After the above-referenced agreement was executed, as a reward to Mr. Downes for his role in the launch and integration of certain key business initiatives, Mr. Downes was promoted to his current position. As an executive vice president, his annual base pay was raised to $200,000 in 2006 to put his salary in line with the level for that grade. Mr. Downes’ base salary was increased to $240,000 in 2007, based on the committee’s review of applicable survey data and the fact the Mr. Downes’ efforts contributed to the Company success in meeting expectations for the goals set forth in the 2006 annual business plan. He is also eligible for a bonus not less than 50% of his annual base salary under our Management Incentive Plan.

His employment agreement had an initial term of two years and now renews for one-year periods on the anniversary date of the agreement unless (i) non-renewal notice is given by the Company; or (ii) the agreement is otherwise terminated in accordance with its terms (as described below).

Mr. Downes’ employment agreement can be terminated for cause, without cause, by non-renewal, upon death, disability, or for constructive termination. Regardless of the reason for termination, for a period of two years after termination, the agreement provides that Mr. Downes may not solicit or induce any person employed by the Company to terminate such person’s employment with the Company.

If Mr. Downes’ employment is terminated for cause, then Mr. Downes is entitled to the severance as set forth below in the section titled “Potential Payments Upon Termination or Change in Control.” Cause is defined under the agreement as (i) the conviction of a crime constituting a felony or other crime involving moral turpitude; (ii) an act of dishonesty or disloyalty that resulted in or was intended to result in gain to or personal enrichment of Mr. Downes at any of the employers’ expense; (iii) the willful engaging in misconduct which is injurious to any of the employers; (iv) failure on Mr. Downes’ part to comply with terms of the agreement; (v) misappropriation of funds; (vi) habitual abuse of alcohol, narcotics or other controlled substances; (vii) gross negligence in performance of duties; (viii) failure to comply with lawful directives of board or chief executive officer; or (ix) failure to adhere to the code of ethics.

Upon a termination for cause or if Mr. Downes terminates his employment voluntarily other than as a constructive termination without cause, the agreement provides that Mr. Downes cannot, for a period of 12 months following such termination, engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country.

If Mr. Downes’ employment is terminated by non-renewal, then Mr. Downes is entitled to the severance as set forth below in the section titled “Potential Payments Upon Termination or Change in Control.” Upon a termination for non-renewal, the agreement provides that Mr. Downes cannot engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country during the period of time the Company would be required to make severance payments, regardless of whether a lump sum payment is made.

If Mr. Downes’ employment is terminated because of his death, then Mr. Downes’ estate is entitled to the severance as set forth below in the section titled “Potential Payments Upon Termination or Change in Control.”

If Mr. Downes’ employment is terminated because of a disability, then Mr. Downes is entitled to the severance described as set forth below in the section titled “Potential Payments Upon Termination or Change in Control.” Disability is defined under the agreement as deemed to have occurred if Mr. Downes is unable to perform the duties of his employment due to mental or physical incapacity for a period of (i) 90 consecutive days; or (ii) 120 non-consecutive days in any 365 day period.

Upon a termination for disability, the agreement provides that Mr. Downes cannot engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country during the period of time the Company would be required to make severance payments, regardless of whether a lump sum payment is made.

If Mr. Downes’ employment is constructively terminated, then Mr. Downes is entitled to the severance described as set forth below in the section titled “Potential Payments Upon Termination or Change in Control.” Constructive termination is defined under the agreement as the occurrence of any of the following without Mr. Downes’ consent: (i) failure of the Company to substantially comply with the agreement; (ii) reduction in salary, bonus percentage, or material reduction in duties; (iii) any purported termination by the Company other than for cause; (iv) if the Company assigns the agreement to a successor (whether direct or indirect by purchase, merger, consolidation or otherwise) of all or substantially all of the business or assets of the Company, and the successor fails to assume expressly and perform the agreement; or (v) the Company requires relocation more than one time from Mr. Downes’ principal worksite to a worksite more than 75 miles from original location.

Upon a termination for constructive termination, the agreement provides that Mr. Downes cannot engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country during the period of time the Company would be required to make severance payments, regardless of whether a lump sum payment is made.

Terry Moody

Terry Moody is executive vice president of global operations. In exchange for his services, we entered into an agreement on July 12, 2007, to pay Mr. Moody $315,000 annually. He is also eligible for a bonus not less than 37.5% of his annual base salary under our Management Incentive Plan.

His employment agreement has an initial term of two years and will renew for one-year periods on the anniversary date of the agreement unless (i) non-renewal notice is given by the Company; or (ii) the agreement is otherwise terminated in accordance with its terms (as described below).

Mr. Moody’s employment agreement can be terminated for cause, without cause, by non-renewal, upon death, disability, or for constructive termination. Regardless of the reason for termination, for a period of one year after termination, the agreement provides that Mr. Moody may not solicit or induce any person employed by the Company to terminate such person’s employment with the Company.

If Mr. Moody’s employment is terminated for cause, then Mr. Moody is entitled to the severance as set forth below in the section titled “Potential Payments Upon Termination or Change in Control.” Cause is defined under the agreement as (i) an act of willful misconduct, fraud, embezzlement, theft or any other act constituting a felony, involving moral turpitude or causing material harm, financial or otherwise, to the employers; (ii) an intentional act or failure to act, which is committed by the Mr. Moody and which causes or can be expected to imminently cause material injury to any of the employers; (iii) a material breach of the agreement that is not cured by Mr. Moody within 15 days after written notice from the CEO specifying the breach and requesting a cure; or (iv) habitual abuse of alcohol, narcotics, or other controlled substances that impair Mr. Moody’s ability to perform his duties.

Upon a termination for cause or if Mr. Moody terminates his employment voluntarily other than as a constructive termination without cause, the agreement provides that Mr. Moody cannot, for a period of 12 months following such termination, engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country.

If Mr. Moody’s employment is terminated by non-renewal, then Mr. Moody is entitled to the severance as set forth below in the section titled “Potential Payments Upon Termination or Change in Control.” Upon a termination for non-renewal, the agreement provides that Mr. Moody cannot engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country during the period of time the Company would be required to make severance payments, regardless of whether a lump sum payment is made.

If Mr. Moody’s employment is terminated because of his death, then Mr. Moody’s estate is entitled to the severance as set forth below in the section titled “Potential Payments Upon Termination or Change in Control.”

If Mr. Moody’s’ employment is terminated because of a disability, then Mr. Moody is entitled to the severance described as set forth below in the section titled “Potential Payments Upon Termination or Change in Control.” Disability is defined under the agreement as deemed to have occurred if Mr. Moody is deemed disabled within the meaning of Internal Revenue Code Section 409A(a)(2)(C).

Upon a termination for disability, the agreement provides that Mr. Moody cannot engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country during the period of time the Company would be required to make severance payments, regardless of whether a lump sum payment is made.

If Mr. Moody’s employment is constructively terminated, then Mr. Moody is entitled to the severance described as set forth below in the section titled “Potential Payments Upon Termination or Change in Control.” Constructive termination is defined under the agreement as the occurrence of any of the following without Mr. Moody’s consent: (i) failure of the Company to substantially comply with the agreement; (ii) reduction in salary, bonus percentage, or material reduction in duties; (iii) any purported “for cause” termination by the Company other than expressly permitted by the agreement; (iv) if the Company assigns the agreement to a successor (whether direct or indirect by purchase, merger, consolidation or otherwise) of all or substantially all of the business or assets of the Company, and the successor fails to assume expressly and perform the agreement; or (v) the Company requires relocation more than one time from Mr. Moody’s principal worksite to a worksite more than 45 miles from original location.

Upon a termination for constructive termination, the agreement provides that Mr. Moody cannot engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country during the period of time the Company would be required to make severance payments, regardless of whether a lump sum payment is made.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As noted above, we have employment agreements with each of Messrs. Melnuk, Schumm, Boisvert, Klanjscek, Quinn, Downes and Moody that provide for payments to the officer in the event of termination, or in some cases, a change of control. Those payments are summarized below. In each instance, we have assumed that the respective triggering event occurred on December 31, 2007.

Mr. Melnuk

	Salary $	Bonus $	Perquisites $		Total $

Death	0	320,000	0		320,000	(1)
Disability	297,500	320,000	0		617,500	(2)
Termination for Cause	0	0	0		0
Termination without Cause	595,000	175,000	6,000	(3)	776,000	(4)
Voluntary Termination	0	0	0		0
Change in Control	1,190,000	175,000	12,000	(5)	1,377,000	(6)
Constructive termination	595,000	175,000	6,000	(3)	776,000	(4)
Non renewal of contract	297,500	0	0		297,500	(7)

(1)	Based on the bonus named executive officer would have been entitled to receive for the year in which termination occurs.

(2)	Salary is paid in accordance with current payroll practices for 180 days. Bonus is based on the bonus named executive officer would have been entitled to receive for the year in which termination occurs.

(3)	Automobile allowance for 12 month period.

(4)	Base salary is paid in accordance with current payroll practices for 12 months. Bonus is equal to the average of the bonuses earned in the two years immediately preceding the year of termination and is paid in 12 equal monthly installments. Named executive officer may elect a lump sum payout for a termination without cause or constructive termination, which would be the figure shown less a 12 percent reduction.

(5)	Automobile allowance for 24 month period.

(6)	Base salary is paid in accordance with current payroll practices for 24 months. Bonus is equal to the average of the bonuses earned in the two years immediately preceding the year of termination is paid in 12 equal monthly installments. Named executive officer may elect a lump sum payout for a termination without cause or constructive termination, which would be the figure shown less a 12 percent reduction.

(7)	Base salary is paid in accordance with current payroll practices for 180 days.

Mr. Klanjscek

	Salary $	Bonus	Perquisites	Total

Death	772,002	82,500	205,518	1,060,020	(1)
Disability	772,002	82,500	205,518	1,060,020	(1)
Termination for Cause	0	0	0	0
Termination without Cause	772,002	82,500	205,518	1,060,020	(1)
Voluntary Termination	0	0	0	0
Change in Control	772,002	82,500	205,518	1,060,020	(1)
Constructive termination	772,002	82,500	205,518	1,060,020	(1)
Non renewal of contract	0	0	0	0

(1)	Named executive’s estate is entitled to 24 months of compensation, average bonus for the previous 24 months and all other benefits for a period of 24 months following termination. The perquisites are calculated for a 24-month period and include: (i) $70,952 for an auto allowance; (ii) $114,874 paid into a superannuation fund; and (iii) $19,692 paid into a job facility fund, a fund which covers all non-reimbursable business expenses.

Mr. Quinn

	Salary $	Bonus $		Perquisites $		Total $

Death	0	135,000	(1)	40,000	(2)	175,500
Disability	142,500	135,000		40,000	(2)	317,500	(3)
Termination for Cause	0	0		40,000	(2)	40,000
Termination without Cause	285,000	135,000		46,000	(4)	466,000	(5)
Voluntary Termination	0	0		40,000	(2)	0
Constructive termination	285,000	135,000		46,000	(4)	466,000	(5)
Non renewal of contract	142,500	0		40,000	(2)	182,500	(6)

(1)	Based on the bonus named executive officer would have been entitled to receive for the year in which termination occurs.

(2)	Estimated cost to transport Mr. Quinn, his immediate family, and their possessions back to Australia as well as actual and reasonable costs incurred in selling one residential home in St. Louis, provided home is sold within one year of termination.

(3)	Salary is paid in accordance with current payroll practice for 180 days. Bonus is based on the bonus named executive officer would have been entitled to receive for the year in which termination occurs.

(4)	Represents: (i) estimated cost to transport Mr. Quinn, his immediate family, and their possessions back to Australia as well as actual and reasonable costs incurred in selling one residential home in St. Louis, provided home is sold within one year of termination; and (ii) $6,000 automobile allowance for 12 month period.

(5)	Base salary is paid in accordance with current payroll practices for 12 months; bonus is based on the bonus named executive officer would have been entitled to receive for the year in which termination occurs. Named executive officer may elect a lump sum payout for a termination without cause or constructive termination, which would be the figure shown less a 12 percent reduction.

(6)	Base salary is paid in accordance with current payroll practices for 6 months. Named executive officer may elect a lump sum payout of the salary owed, which would be the figure shown less a 12 percent reduction.

Mr. Schumm

	Salary $	Bonus $	Perquisites $	Total $(1)

Death	0	135,000	0	135,000	(1)
Disability	162,500	135,000	0	297,500	(2)
Termination for Cause	0	0	0	0
Termination without Cause	325,000	243,750	0	568,750	(3)
Voluntary Termination	0	0	0	0
Constructive termination	325,000	243,750	0	568,750	(3)
Non renewal of contract	325,000	0	0	325,000	(4)

(1)	Based on the bonus named executive officer would have been entitled to receive for the year in which termination occurs.

(2)	Salary is paid in accordance with current payroll practices for 180 days. Bonus is based on the bonus named executive officer would have been entitled to receive for the year in which termination occurs.

(3)	Base salary is paid in accordance with current payroll practices for 12 months. Bonus is equal to 75% of base salary of $325,000 and is owed within 30 days of termination. Named executive officer may elect a lump sum payout for a termination without cause or constructive termination, which would be the figure shown less a 12 percent reduction.

(4)	Base salary is paid in accordance with current payroll practices for 12 months from date of expiration of contract.

Mr. Boisvert

	Salary $	Bonus $	Perquisites $		Total $

Death	0	120,000	0		120,000	(1)
Disability	135,000	120,000	0		255,000	(2)
Termination for Cause	0	0	0		0
Termination without Cause	405,000	120,000	9,000	(3)	534,000	(3)
Voluntary Termination	0	0	0		0
Constructive termination	405,000	120,000	9,000	(2)	534,000	(3)
Non renewal of contract	270,000	120,000	6,000	(4)	396,000	(5)

(1)	Based on the bonus named executive officer would have been entitled to receive for the year in which termination occurs.

(2)	Salary is paid in accordance with current payroll practice for 180 days. Bonus is based on the bonus named executive officer would have been entitled to receive for the year in which termination occurs.

(3)	Base salary is paid in accordance with current payroll practice for 18 months. Bonus is based on the bonus named executive officer would have been entitled to receive for the year in which termination occurs. Named executive officer may elect a lump sum payout for a termination without cause or constructive termination, which would be the figure shown less a 12 percent reduction.

(4)	Automobile allowance 12 month period.

(5)	Base salary is paid in accordance with current payroll practices for 12 months. All benefits are paid to the same extent as if there were a termination without cause and continue for 12 months.

Mr. Downes

	Salary	Bonus $	Perquisites $		Total $

Death	0	120,000	0		120,000	(1)
Disability	120,000	120,000	0		240,000	(2)
Termination for Cause	0	0	0		0
Termination without Cause	240,000	120,000	6,000	(3)	366,000	(4)
Voluntary Termination	0	0	0		0
Constructive termination	240,000	120,000	6,000	(3)	366,000	(4)
Non renewal of contract	120,000	0	0		120,000

(1)	Based on the bonus named executive officer would have been entitled to receive for the year in which termination occurs.

(2)	Salary is paid in accordance with current payroll practice for 180 days. Bonus is based on the bonus named executive officer would have been entitled to receive for the year in which termination occurs.

(3)	Automobile allowance for 12 month period.

(4)	Base salary is paid in accordance with current payroll practices for 12 months. Bonus equal to bonus earned during year of termination. Named executive officer may elect a lump sum payout for a termination without cause or constructive termination, which would be the figure shown less a 12 percent reduction.

Mr. Moody

	Salary $	Bonus $	Perquisites $	Total $

Death	0	50,000	0	50,000	(1)
Disability	157,500	50,000	0	207,500	(2)
Termination for Cause	0	0	0	0
Termination without Cause	315,000	0	0	315,000	(3)
Voluntary Termination	0	0	0	0
Constructive termination	315,000	0	0	315,000
Non renewal of contract	315,000	0	0	315,000

(1)	Based on the bonus named executive officer would have been entitled to receive for the year in which termination occurs.

(2)	Salary is paid in accordance with current payroll practice for 180 days. Bonus is based on the bonus named executive officer would have been entitled to receive for the year in which termination occurs.

(3)	Base salary is paid in accordance with current payroll practices for 12 months. No bonus would be owed as employee did not receive a prior year bonus.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our compensation committee during fiscal year 2007 were Andrew L. Berger, J. Joe Adorjan, John G. Johnson, Jr. and James B. Gamache. Mr. Gamache assumed the role of chairman of the committee upon Mr. Johnson’s resignation from the board of directors in May, 2007.

None of our executive officers serves as a director or member of the compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee. None of the current members of our compensation committee has ever been an officer or employee of Thermadyne or any of our subsidiaries. None of the current compensation committee members had, during the last fiscal year, a relationship requiring disclosure pursuant to Item 404(a) of Regulation S-K.

INFORMATION ABOUT STOCK OWNERSHIP

The following table sets forth, as of March 27, 2008, certain information regarding the ownership of common stock (i) by each person known by us to be the beneficial owner of more than 5% of the outstanding common stock; (ii) by each director; (iii) by each named executive officer; and (iv) by all directors and executive officers as a group. The Company believes that, unless otherwise noted, each person shown in the following table has sole voting and sole investment power with respect to the shares indicated.

	Amount and
	Nature of
	Beneficial	Percent of
Name of Beneficial Owner	Ownership	Class(1)

Angelo, Gordon & Co., L.P., 245 Park Avenue, New York, NY 10167(2)	4,496,555	33.6%
Yaupon Partners L.P., 840 Apollo Street, Suite 223, El Segundo, CA 90245(3)	1,784,160	13.3%
Goldman, Sachs & Co., The Goldman Sachs Group, Inc., 85 Broad Street, New York, NY 10004(4)	1,107,173	8.3%
Delta Partners LLC and Charles Jobson, One International Place, Suite 2401, Boston, MA 02110(5)	876,000	6.6%
Boone Capital Management LP(6)	788,221	5.9%
Paul D. Melnuk(7)	194,201	1.4%
Steven A. Schumm(7)	22,516	*
J. Joe Adorjan	2,500	*
Andrew L. Berger(7)	25,000	*
James B. Gamache(7)	33,100	*
Marnie S. Gordon(7)	25,000	*
Bradley G. Pattelli	35,000	*
Dennis Klanjscek(7)	15,833	*
John Boisvert(7)	27,768	*
Terry J. Downes(7)	29,666	*
Martin Quinn(7)	25,827	*
All directors and executive officers as a group (11 persons)(7)	436,411	3.2%

*	Represents less than 1%.

(1)	Based on 13,371,435 shares of common stock outstanding and calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2)	Information with respect to the shares beneficially held by Angelo, Gordon & Co., L.P. is based on a Form 4/A filed with the SEC February 21, 2006 by such firm.

(3)	Information with respect to the shares beneficially owned by Yaupon Partners, L.P. is based on a Form 4 and a Schedule 13G/A, each filed with the SEC on January 28, 2008 by such firm.

(4)	Information with respect to the shares beneficially owned by Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. is based on a Schedule 13G/A filed with the SEC on February 6, 2008 by such firm.

(5)	Information with respect to the shares beneficially owned by Delta Partners LLC and Charles Jobson is based on a Schedule 13G/A filed with the SEC on February 11, 2008.

(6)	Information with respect to the shares beneficially owned by Boone Capital Management, LP is based on a Schedule 13G/A filed with the SEC on February 13, 2008.

(7)	Includes the following number of respective options exercisable within 60 days of March 27, 2008: Mr. Melnuk 137,500; Mr. Schumm 20,000; Mr. Berger 25,000; Mr. Gamache 25,000; Ms. Gordon 25,000; Mr. Klanjscek 14,666; Mr. Boisvert 26,666; Mr. Downes 29,666; Mr. Quinn 25,000; and all directors and executive officers as a group 328,498.

PROPOSAL TWO: APPROVAL OF THE AMENDED AND RESTATED 2004
STOCK INCENTIVE PLAN

Our Board of Directors has approved, and is submitting to stockholders for approval, the Thermadyne Holdings Corporation Amended and Restated 2004 Stock Incentive Plan (the “Amended and Restated Plan”). A complete copy of the Amended and Restated Plan, which includes certain amendments to the 2004 Stock Incentive Plan (the “Plan”) described below, is set forth in Appendix A and incorporated by reference.

Background

Our stockholders ratified the Plan at our 2004 annual meeting, after the U.S. Bankruptcy Court approved it as part of our plan of reorganization. Our board believes that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key employees and that the Plan has allowed the Company to grant equity and performance-based incentive awards that align executive compensation opportunities with stockholder value.

Under the Plan, the compensation committee of our board of directors has authority to choose performance goals for use in connection with awards from among a selection of business criteria set forth in the Plan. Section 162(m) of the Internal Revenue Code requires that the material terms of the performance goals be disclosed to and reapproved by stockholders every five years. Consequently, we need to obtain stockholder approval of the performance measures in order for the Plan to continue to qualify as “performance-based” for purposes of Section 162(m). Section 162(m) limits the federal income tax deduction a company may take for compensation paid to certain executive officers to $1 million per year unless the compensation is paid pursuant to a “performance-based” plan. Our stockholders’ reapproval of the Plan will enable us to claim a federal income tax deduction for the compensation paid to our executives.

Our board has also approved certain amendments to the Plan and has directed that those amendments be submitted to the stockholders for approval. The board wishes to continue the operation of the Plan by authorizing additional shares of Thermadyne common stock for Plan awards. As part of its annual review of executive compensation, in February 2008, the compensation committee conditionally approved long-term incentive awards to the named executive officers and to certain other key employees in the form of performance-based grants of restricted stock, stock options and cash. The issuance of shares of restricted stock and stock options intended to be included in these long-term incentive grants is conditioned upon the approval of stockholders of this proposal. If this proposal is not approved by the stockholders at the Annual Meeting, the compensation committee will consider management’s recommendations as to the award of additional cash or other compensation designed to provide the estimated total grant value awarded to each grantee, subject to performance-based vesting and other terms approved by the committee.

Additional proposed amendments are described below and are reflected in the Amended and Restated 2004 Stock Incentive Plan included as Appendix A.

Consequently, in order to approve the existing and additional performance measures reflected in the Amended and Restated Plan and to approve the proposed amendments, our board is requesting that our stockholders approve the Amended and Restated Plan. Approval of the Amended and Restated Plan will (a) renew our ability to grant performance-based compensation awards that comply with the requirements of Section 162(m) of the Internal Revenue Code, thereby preserving our ability to receive tax deductions for these awards, and (b) effect the amendments to the Plan described below. The Amended and Restated Plan will become effective when it is approved by our stockholders. If the stockholders do not approve it, the original terms of the Plan will continue to apply, and we will continue to issue awards under the original Plan to the extent there remain shares of common stock available for issuance under the Plan.

THE BOARD BELIEVES APPROVAL OF THE AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN IS IN THE BEST INTERESTS OF OUR STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL OF THIS PROPOSAL.

The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting is required to approve the Amended and Restated Plan. Broker non-votes will not be counted as votes in favor of the Amended and Restated Plan. Accordingly, abstentions and broker non-votes will have the same effect as a vote against this proposal.

Description of the Proposed Amendments to the Plan

The following is a description of the changes to the Plan that our board is proposing in the form of an amendment to the Plan and submitting to stockholders for approval:

•	Increase in the number of shares available for issuance or otherwise subject to grants under the Plan. Currently, 1,477,778 shares of common stock are authorized to be granted under the Plan in the form of stock options, stock appreciation rights, restricted stock and stock units. The proposed amendment authorizes the issuance of up to an additional 500,000 shares of stock pursuant to awards under the Plan. See Section 5(a) of the Amended and Restated Plan. As of December 31, 2007, an aggregate of 1,377,830 shares of the 1,477,778 shares were issued or reserved for issuance pursuant to awards under the Plan. These unused shares of common stock will remain available for future grants whether or not the stockholders approve the proposed amendment. In February 2008, the compensation committee approved conditional grants of restricted stock and stock options covering an aggregate of 271,126 shares, of which 107,951 shares were subject to grants to the named executive officers and other key employees. As of March 27, 2008, the closing market price of the common stock was $9.46.

Since the adoption of the Plan, the number of shares subject to awards granted under the Plan, as a percentage of the number of fully diluted shares outstanding, has averaged approximately 10% per year. If the proposed increase in the number of shares available for issuance under the Plan is approved by stockholders, we expect that the annual dilution attributable to awards under the Plan will not differ materially from past practice.

•	Additional Performance Measure. The Amended and Restated Plan adds “return on invested operating capital” to the list of performance criteria for performance-based awards. See Section 10(b) of the Amended and Restated Plan. This addition provides the compensation committee with an additional business criterion that is aligned with how investors and financial analysts measure the performance of the Company.

•	Definition of “Fair Market Value.” The Amended and Restated Plan revises the definition of “Fair Market Value” so that the exercise price for a stock option and the base price for a stock appreciation right, or SAR, may not be less than the closing sales price of the Company’s common stock, as reported by The NASDAQ Stock Market (or any established stock exchange) on the date of grant. Prior to October 2007, the common stock was quoted on the OTC Bulletin Board and “Fair Market Value” was determined under the Plan as the average of the high bid and low asked prices of the common stock on the date of determination. In October 2007, the common stock began trading on the NASDAQ Capital Market under the symbol “THMD.” The Plan provision proposed to be amended provides that the Fair Market Value would be determined on the last market trading day prior to the date of determination. In light of the Company’s listing on NASDAQ and to ensure that options or SARs may not be granted under the Amended and Restated Plan at a discount to the closing sales price of the common stock on the date of grant.

•	Definition of Restricted Stock Awards. The Amended and Restated Plan revises the definition of “Restricted Stock Awards” to make clear that such awards consist of shares of common stock issued or transferred to participants without payment for such shares and are evidenced by an award agreement setting forth such terms and conditions as the committee may determine appropriate, including, without limitation, restrictions on the sale or other disposition of the shares and the forfeiture of the shares upon termination of the participant’s employment within specified periods or the failure to satisfy the conditions for removal of any restrictions.

•	Restriction Against Dividends, Dividend Equivalent Rights for Stock Units. The Amended and Restated Plan provides that dividend and dividend equivalent rights may not accompany stock units, in order to comply with Section 409A of the Internal Revenue Code.

Description of the Material Terms of the Plan

A complete copy of the Amended and Restated Plan, which includes proposed amendments to the Plan, is set forth in Appendix A and incorporated by reference. The following is a summary of the material terms of the Amended and Restated Plan, in addition to those provisions that are the subject of the proposed amendments described above.

Types of Awards; Shares of Common Stock Available

The Amended and Restated Plan provides for the grant of the following types of awards:

•	incentive stock options intended to qualify under Section 422 of the Internal Revenue Code

•	non-statutory stock options

•	stock appreciation rights, also known as “SARs”

•	restricted stock

•	stock units

•	performance awards.

Awards under the Amended and Restated Plan result in a reduction in the number of shares of common stock available for delivery under the Amended and Restated Plan on a one-for-one basis. Neither dividends nor dividend equivalent payments are made with respect to stock options, stock appreciation rights or stock units. If an award is subsequently canceled, forfeited or terminated (without exercise, in the case of stock options or SARs), the shares of common stock to which the award corresponds will be reinstated as shares available for delivery pursuant to future awards under the Amended and Restated Plan. In connection with the acquisition of any business by the Company or any of its subsidiaries or affiliates, any outstanding grants, awards or sales of options or other similar rights pertaining to such business may be assumed or replaced by awards under the Amended and Restated Plan upon such terms and conditions as the compensation committee determines. Any shares of common stock underlying any grant, award or sale pursuant to any such acquisition will be disregarded for purposes of applying the limitations under, and will not reduce the number of shares of common stock available under, Section 5(a) of the Amended and Restated Plan.

Stock Options

The compensation committee is authorized to grant stock options to participants. The stock options may be either nonqualified stock options or incentive stock options. The exercise price of any stock option must be equal to or greater than the fair market value of a share on the date the stock option is granted.

The term of a stock option cannot exceed ten (10) years (except that options may be exercised for up to one (1) year following the death of a participant even if that one (1) year extends beyond the ten (10) year term). To the extent that

(A) a participant’s employment is terminated other than by reason of death, dismissal for cause (as defined in the respective option agreement), or resignation from employment without the Company’s prior consent,

(B) such participant’s option agreement provides for an extended exercise period following such termination, and

(C) a Company-imposed blackout period is in effect at any point during the 30-day period immediately prior to expiration of such extended exercise period,

then the participant’s stock options will be exercisable for 30 calendar days following expiration of the Company-imposed blackout period but no later than 10 years after the grant date. Subject to the terms of the Amended and Restated Plan, the option’s terms and conditions, which include but are not limited to, the term, exercise price, vesting, treatment of the award upon termination of employment, and expiration of the option, would be determined by the compensation committee.

The Amended and Restated Plan permits the following forms of payment of the exercise price of options: (a) payment by cash or check; (b) payment by delivery of shares of our common stock if held for more than six months; or (c) payment by any other lawful means as may be prescribed by the compensation committee.

SARs

The compensation committee may in its discretion, either alone or in connection with the grant of an option, grant a SAR to a participant. The terms and conditions of the award would be set forth in an award agreement. SARs may be exercised at such times and be subject to such other terms, conditions, and provisions as the compensation committee may impose.

A SAR would entitle the participant to surrender any then exercisable portion of the SAR and, if applicable, the related option. In exchange, the participant would receive an amount equal to the product of (i) the excess of the fair market value of a share of our common stock on the date the right is exercised over the fair market value of a share of our common stock on the date the SAR was issued, or, if the SAR is related to an option, the per-share exercise price of the option; and (ii) the number of shares of common stock subject to the SAR. Subject to the discretion of the compensation committee, payment of a SAR may be made (i) in cash; (ii) in shares of our common stock; or (iii) in a combination of both (i) and (ii).

Restricted Stock

The compensation committee may grant awards of restricted stock. Unless the compensation committee determines otherwise, restricted stock may not be sold, transferred, pledged, or otherwise transferred until the time, or until the satisfaction of such other terms, conditions, and provisions, as the compensation committee may determine. When the period of restriction on restricted stock terminates, the unrestricted shares of our common stock would be delivered. Unless the compensation committee otherwise determines at the time of grant, restricted stock carries with it full voting rights and other rights as a stockholder, including rights to receive dividends and other distributions.

Stock Units

Each stock unit would represent the right of the participant to receive a payment upon vesting of the stock unit or on any later date specified by the compensation committee. The payment would equal the fair market value of a share of our common stock as of the date the stock unit was granted, the vesting date, or such other date as determined by the compensation committee at the time the stock unit was granted. The compensation committee may provide for a payment in respect of stock unit awards: (i) in cash; (ii) in shares of our common stock having a fair market value equal to the payment to which the participant has become entitled; or (iii) a combination of (i) and (ii).

Performance-Based Awards

The compensation committee may grant awards of performance-based stock options, SARs, restricted stock and performance stock units. The terms and conditions of such award would be set forth in an award agreement. Such awards would be earned only if performance goals established for performance periods are met.

Performance-based awards under the Amended and Restated Plan may be made subject to the attainment of performance goals based on one or more of the following business criteria: (i) net earnings; (ii) earnings per share; (iii) net sales growth; (iv) market share; (v) operating profit; (vi) earnings before interest and taxes (“EBIT”); (vii) EBITDA; (viii) gross margin; (ix) expense targets; (x) working capital targets relating to inventory and/or accounts receivable; (xi) operating margin; (xii) return on equity; (xiii) return on assets; (xiv) planning accuracy (as measured by comparing planned results to actual results); (xv) market price per share; (xvi) total return to stockholders; (xvii) return on invested operating capital; or (xviii) a combination of any of the foregoing.

No performance-based awards are payable to any participant until the compensation committee certifies that the objective performance goals have been satisfied.

Eligibility to Receive Awards

Our officers and key executive, managerial or professional employees are eligible to be granted awards under the Amended and Restated Plan. As of March 3, 2008, approximately 54 persons were eligible to receive awards under the Amended and Restated Plan, including our seven executive officers.

Transferability

Awards granted under the Amended and Restated Plan are not transferable otherwise than by will or the laws of descent and distribution, and are exercisable, during the participant’s lifetime, only by the participant. In the event of a participant’s death, each stock option or SAR granted to him or her is exercisable during such period after his or her death as the Committee will determine at the date of grant and then only by the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant’s rights under the stock option or SAR will pass by will or the laws of descent and distribution. Notwithstanding the foregoing, at the discretion of the Committee, the grant of an award other than an ISO may permit the transferability of the award by a participant solely to the participant’s spouse, siblings, parents, children and grandchildren or trusts for the benefit of such persons or entities owned by such persons, including trusts for such persons, subject to any restriction included in the award agreement.

Administration

The compensation committee of our board of directors oversees the Amended and Restated Plan. The compensation committee has the authority to interpret and administer the Amended and Restated Plan, make rules and regulations relating to the administration of the Amended and Restated Plan, and make any determinations that it deems necessary to administer the Amended and Restated Plan.

Subject to any applicable limitations contained in the Amended and Restated Plan, the compensation committee reviews, approves or adjusts the recommendations of management regarding the recipients of awards and determines (a) the number of shares of our common stock covered by options and the dates upon which such options become exercisable, (b) the exercise price of options, (c) the duration of options and (d) the number of shares of our common stock subject to any stock-based awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price.

The compensation committee is required to make appropriate adjustments in connection with the Amended and Restated Plan and any outstanding awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization.

If any award expires or is terminated, surrendered, canceled or forfeited, the unused shares of our common stock covered by such award will again be available for grant under the Amended and Restated Plan.

Amendment or Termination

No award may be made under the Amended and Restated Plan after March 7, 2014, but the exercise date of awards previously granted may extend beyond that date. The board of directors may at any time amend, suspend or terminate the Amended and Restated Plan, except that no award designated as subject to Section 162(m) of the Internal Revenue Code by the board after the date of such amendment will become exercisable, realizable or vested (to the extent such amendment was required to grant such award) unless and until such amendment shall have been approved by our stockholders.

Change of Control

The Amended and Restated Plan provides that all outstanding stock options, stock appreciation rights and stock units will vest and become exercisable and any restrictions on restricted stock awards or stock units will lapse upon a change in control of Thermadyne.

U.S. Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the Amended and Restated Plan and with respect to the sale of common stock acquired under the Amended and Restated Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options (ISOs)

A participant does not generally recognize taxable income upon the grant or upon the exercise of an ISO, except that the exercise of an ISO may, in some cases, cause the option holder to incur alternative minimum tax liability. Upon the sale of ISO shares, the participant recognizes income in an amount equal to the difference, if any, between the exercise price of the ISO shares and the fair market value of those shares on the date of sale. The income is taxed at the long-term capital gains rate if the participant has not disposed of the stock within two (2) years after the date of the grant of the ISO and has held the shares for at least one (1) year after the date of exercise, and we are not entitled to a federal income tax deduction with respect to such income. The holding period requirements are waived when a participant dies.

If a participant sells ISO shares before the last to occur of one (1) year after the date of exercise and two (2) years after the date of grant, the participant recognizes ordinary income to the extent of the lesser of: (i) the gain realized upon the sale; or (ii) the difference between the exercise price and the fair market value of the shares on the date of exercise. Any additional gain is treated as long-term or short-term capital gain depending upon how long the participant has held the ISO shares prior to disposition. In the year of disposition, we receive a federal income tax deduction in an amount equal to the ordinary income that the participant recognizes as a result of the disposition.

If a participant uses shares of Company stock he or she owns to exercise an ISO, he or she does not recognize capital gain or loss with respect to the shares used to exercise the ISO and the exercise of the ISO is not taxable. The participant’s tax basis in the number of shares acquired upon exercise of the ISO which equals the number of shares used to exercise the ISO is the same as his or her tax basis in the shares used to exercise the ISO. The remainder of the shares acquired upon exercise of the ISO have zero tax basis. The balance of the shares acquired by exercise of the ISO will have a zero tax basis. The participant does not recognize gain or loss at the time of exercise of the ISO with respect to the shares used to exercise the ISO.

Non-Statutory Stock Options (NSOs)

A participant who exercises a non-statutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the common stock acquired through the exercise of the option on the exercise date over the exercise price.

With respect to any NSOs, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSOs, a participant generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the NSOs and the participant’s tax basis in the NSOs. This capital gain or loss will be a long-term gain or loss if the participant has held the NSOs for more than one year before the date of the sale. We receive an income tax deduction in an amount equal to the ordinary income that the participant recognizes upon the exercise of the stock option.

If a participant uses shares of Company stock he or she owns to exercise an NSO, he or she does not recognize capital gain or loss with respect to the shares used to exercise the NSO and the exercise of the ISO is not taxable. The participant’s tax basis in a number of shares acquired upon the exercise of the NSO which equals the number of shares used to exercise the NSO is the same as his or her tax basis in the shares used to exercise the NSO. The remainder of the shares acquired upon exercise of the NSO have a tax basis equal to the fair market value of such shares on the exercise date. The participant does not recognize gain or loss at the time of exercise of the NSO with respect to the shares used to exercise the NSO.

Restricted Stock

A participant who receives an award of restricted stock does not generally recognize taxable income at the time of the award. Instead, the participant recognizes ordinary income in the first taxable year in which his or her interest in the shares becomes either: (i) freely transferable; or (ii) no longer subject to substantial risk of forfeiture. The amount of taxable income is equal to the fair market value of the shares less the cash, if any, paid for the shares. The participant’s holding period, for purposes of determining whether capital gain upon a subsequent sale of such stock is long-term or short-term, commences when the participant recognizes income with respect to such stock.

A participant may elect (via a so-called “83(b) election”) to recognize income at the time he or she receives restricted stock in an amount equal to the fair market value of the restricted stock (less any cash paid for the shares) on the date of the award. We receive a compensation expense deduction in an amount equal to the ordinary income recognized by the participant in the taxable year in which restrictions lapse (or in the taxable year of the award if, at that time, the participant had filed a timely election to accelerate recognition of income). In this case, the participant’s holding period, for purposes of determining whether capital gain upon a subsequent sale of such stock is long-term or short-term, commences upon grant of such stock. If restricted stock is forfeited or its value declines after a participant makes an 83(b) election with respect to such stock, the participant will not realize a tax benefit with respect to such forfeiture or decline in value.

Other Awards

In the case of an exercise of a SAR or an award of stock units or performance-based awards, the participant would generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery. In that taxable year, we would receive a federal income tax deduction in an amount equal to the ordinary income that the participant has recognized.

Million Dollar Deduction Limit

Pursuant to Section 162(m) of the Internal Revenue Code, we may not deduct compensation of more than one million ($1,000,000) dollars that is paid to an individual who, on the last day of the taxable year, is either our chief executive officer or is among one of the four other most highly-compensated officers for that taxable year as reported in our proxy statement. The limitation on deductions does not apply to certain types of compensation, including qualified performance-based compensation. It is intended that awards in the form of stock options, performance-based restricted stock, performance units, SARs, and cash payments under annual incentive awards constitute qualified performance-based compensation and, as such, will be exempt from the one million ($1,000,000) dollar limitation on deductible compensation.

New Plan Benefits

As of the date of this proxy statement, approximately 73 employees are eligible to participate in the Plan. The benefits or amounts that the CEO, the other named executive officers or other key employees may receive under the Amended and Restated Plan are not determinable because all benefits or amounts are at the discretion of the compensation committee. The Grants of Plan Based Awards Table sets forth the number of stock options and shares of restricted stock granted to the named executive officers in 2007. The stock options and restricted stock granted in 2007 are not necessarily representative of benefits or amounts that may be received or allocated under the Amended and Restated Plan to the CEO, the other named executive officers or other key employees.

Equity Compensation Plan Information

The following table provides information as of December 31, 2007 concerning common stock issuable under equity compensation plans.

Number of Securities
	Number of Securities			Remaining Available for
	to be Issued		Weighted-Average	Future Issuance Under
	Upon Exercise of		Exercise Price	Equity Compensation Plans
	Outstanding Options,		of Outstanding Options,	(Excluding Securities
	Warrants and Rights		Warrants and Rights	Reflected in Column (a))
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by security holders	1,527,830	(1)	$13.56	75,480	(1)
Equity Compensation plans approved by security holders	—		—	—
Total	1,527,830		$13.56	75,480

(1)	Represents shares issuable under the 2004 Stock Incentive Plan and the 2004 Non-Employee Director’s Stock Option Plan.

PROPOSAL THREE: RATIFICATION OF KPMG AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee has appointed the firm of KPMG LLP as our independent registered public accountants to audit our accounts and the accounts of our subsidiaries for the year ending December 31, 2008. KPMG LLP has been the Company’s independent registered public accounting firm since September 18, 2006.

Ernst & Young LLP served as the Company’s independent registered public accountants for the fiscal quarter ended March 31, 2006. As reported in the Company’s filings with the SEC, Ernst & Young LLP resigned from its position as the Company’s independent registered public accountants effective August 3, 2006.

The Company was required to restate its previously filed financial statements for the seven months ended December 31, 2003, the year ended December 31, 2004, each of the quarters in the year ended December 31, 2004 and each of the first three quarters of the year ended December 31, 2005 to correct errors in accounting for certain income tax matters, foreign currency translation, certain foreign business units and miscellaneous other matters. The Company included these restated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2005.

During 2006 and 2007, there were no disagreements (as described under Item 304(a)(1)(iv) of Regulation S-K) between Ernst & Young LLP and the Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope and procedures that, if not resolved to the satisfaction of Ernst & Young LLP, would cause Ernst & Young LLP to make reference to the subject matter of the disagreement in connection with issuing its report on the Company’s financial statements for such periods.

During the years ended December 31, 2007 and 2006, there were no “reportable events” as described in Item 304(a)(1)(v) of Regulation S-K, except as follows:

•	The Company disclosed certain material weaknesses in its internal controls over financial reporting in its annual report on Form 10-K filed August 3, 2006 and its quarterly report on Form 10-Q filed August 3, 2006. For a discussion of these material weaknesses, see Item 9A “Controls and Procedures” in the Form 10-K filed August 3, 2006 and Item 4 “Controls and Procedures” in the Form 10-Q filed August 3, 2006. Each of these items is incorporated herein by reference.

•	The Company disclosed a material weakness in its internal controls over financial reporting in its amended annual report on Form 10-K/A filed August 15, 2007. For a discussion of this material weakness, see Item 9A

“Controls and Procedures” in the annual report on Form 10-K/A filed August 15, 2007, which is incorporated herein by reference.

•	The Company disclosed a material weakness in its internal controls over financial reporting in its annual report on Form 10-K filed March 13, 2008. For a discussion of this material weakness, see Item 9A “Controls and Procedures” in the annual report on Form 10-K filed March 13, 2008, which is incorporated herein by reference.

As discussed above, the audit committee of the board of directors approved the engagement of KPMG LLP as the Company’s independent registered public accounting firm, effective September 18, 2006, for the quarters ended June 30, 2006, September 30, 2006 and December 31, 2006, and the years ended December 31, 2006 and 2007.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FEES AND OTHER MATTERS

In respect of the fiscal years ended December 31, 2007 and 2006, KPMG LLP billed us the fees set forth below in connection with services rendered by the independent registered public accountants to us (in thousands):

Fee Category	2006	2007

Audit Fees	$3,551	$2,658
Audit-Related Fees	$0	$0
Tax Fees	$0	$0
Total	$3,551	$2,658

Audit fees consisted of fees for the audit of our annual consolidated financial statements and review of our quarterly financial statements, as well as services normally provided in connection with statutory and regulatory filings or engagements, comfort letters, consents and assistance with and review of company documents filed with the SEC.

Audit-related fees consisted of fees for assurance and related services, including consultation concerning financial accounting and reporting standards, and consultation concerning matters relating to Section 404 of the Sarbanes-Oxley Act of 2002.

Tax fees consisted of fees for tax compliance, tax advice and tax planning services.

Our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accountants and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accountants in accordance with this pre-approval. All 2007 and 2006 services were pre-approved by the audit committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

We are asking our stockholders to ratify the selection of KPMG LLP as our independent registered public accountants. Although ratification is not required by our by-laws or otherwise, the board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the audit committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the audit committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the company and our stockholders.

The affirmative vote of a majority of the shares present in person or by proxy at the annual meeting is required to ratify the appointment of KPMG LLP as our independent registered public accountants. Broker non-votes will not be counted as votes in favor of ratification. Accordingly, abstentions and broker non-votes will have the same effect as a vote against the ratification of KPMG LLP as our independent registered public accountants.

Representatives of KPMG LLP are expected to be present at the annual meeting. The representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

AUDIT COMMITTEE REPORT

Management is responsible for internal control over financial reporting, the financial reporting process and compliance with laws and regulations. Our independent registered public accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards, evaluating our internal control over financial reporting, and issuing reports thereon. The audit committee’s responsibility is to monitor and oversee these processes. Each fiscal year, the audit committee devotes the attention it deems necessary and appropriate to each of the matters assigned to it under its charter. The audit committee’s duties and responsibilities do not include conducting audits or accounting reviews. Therefore, the audit committee has relied on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accountants, which are included in its report on the consolidated financial statements. The audit committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

In this context for 2007, the audit committee met and held discussions with management and with KPMG LLP to review and discuss our consolidated financial statements for the fiscal year ended December 31, 2007 before their issuance and to discuss significant accounting issues. Management represented to the audit committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles.

Consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” the audit committee obtained from and discussed with KPMG LLP a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence. It also discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The audit committee monitors auditor independence and has reviewed non-audit services performed by the independent registered public accountants.

The audit committee discussed and reviewed with KPMG LLP all communications required by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance”, and, with and without management present, discussed and reviewed the results of the independent registered public accountants’ examination of the financial consolidated statements for the fiscal year ended December 31, 2007.

Based on the above-mentioned review and discussions with management and KPMG LLP, the audit committee recommended to the board of directors that the Company’s audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission.

By the Audit Committee:

Marnie S. Gordon, Chairman
J. Joe Adorjan
James B. Gamache

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In connection with the amendments of our Second-Lien Facility in 2007 to, among other things, increase our borrowings under such facility from $20 million to $50 million, four affiliates of Angelo, Gordon & Co., LP

(“Angelo Gordon”) became lenders of $36 million in the aggregate under the Second-Lien Facility. Angelo Gordon holds approximately 33.6% of our outstanding shares of common stock. The terms of the Second-Lien Facility, including the amendments, were negotiated at arms length and we believe the terms of the facility are as favorable to us as could be obtained from a lender with whom we have no affiliation.

As set forth in the Audit Committee’s charter, the Audit Committee reviews, discusses and approves any transactions or courses of dealing with related parties that are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties. All transactions required to be reported pursuant to Item 404(a) of Regulation S-K since the beginning of the 2007 fiscal year were reviewed and approved by the Audit Committee.

OTHER MATTERS

The board of directors is not aware of any matters that are expected to come before the meeting other than those referred to in this proxy statement. If any other matter should properly come before the meeting, the persons named in the accompanying proxy card intend to vote the proxies in accordance with their best judgment.

The chairperson of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made beforehand, in compliance with the procedures outlined in the following section of this proxy statement.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

Under SEC rules, a stockholder who intends to present a proposal, including nomination of a director, at our 2009 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to our corporate secretary, Mark A. McColl, at 16052 Swingley Ridge Road, Suite 300, St. Louis, Missouri 63017 no later than December 5, 2008. SEC rules set standards for the types of stockholder proposals allowed and the information that must be provided by the stockholder making the request.

In addition, pursuant to the Company’s bylaws, for business to be properly brought before an annual meeting by a stockholder, notice in writing must be delivered or mailed to the Secretary and received at the Company’s principal offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting (no earlier than January 6, 2009 and no later than February 5, 2009 with respect to the 2009 annual meeting). In the event, however, that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made.

The stockholder’s notice must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business to be brought before the annual meeting and the reasons for conducting the business at the meeting; (ii) the name and address, as they appear on the Company’s books, of the stockholder proposing the business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made; (iii) the class and number of shares of the Company’s stock which are beneficially owned by the stockholder, and by the beneficial owner, if any, on whose behalf the proposal is made; and (iv) any material interest of the stockholder, and of the beneficial owner, if any, on whose behalf the proposal is made, in such business.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Directors, executive officers and beneficial owners of more than 10% of our common stock are required by Section 16(a) of the Securities Exchange Act to file reports with the SEC detailing their beneficial ownership of our common stock and reporting changes in such beneficial ownership. We are required to disclose any failure to file such reports on a timely basis. To our knowledge, based solely upon a review of copies of reports furnished to us and written representations that no other reports were required, except as set forth below, all Section 16(a) filing requirements during 2007 were complied with on a timely basis. Notwithstanding the foregoing, upon further review of our policies and programs regarding Section 16(a) compliance, the directors were recently informed that Form 4 filings were required at the time payments were made from, or credits were made to, their accounts under the Non-Employee Directors’ Deferred Compensation Plan. As such, Mr. Adorjan failed to file four reports, covering an aggregate of four transactions; Mr. Berger failed to file four reports, covering an aggregate of four transactions; Mr. Gamache failed to file four reports, covering an aggregate of four transactions; Ms. Gordon failed to file five reports, covering an aggregate of five transactions; and Mr. Johnson failed to file three reports, covering an aggregate of three transactions. Corrective filings are being made with the SEC.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or our 2007 Annual Report on Form 10-K may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at:

Thermadyne Holdings Corporation
16052 Swingley Ridge Road, Suite 300
St. Louis, Missouri 63017
Attn: Mark A. McColl, Corporate Secretary
Phone: (636) 728-3183
Facsimile No: (636) 728-3010

If you want to receive separate copies of our proxy statements and annual reports to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or phone number.

APPENDIX A

THERMADYNE HOLDINGS CORPORATION
AMENDED AND RESTATED
2004 STOCK INCENTIVE PLAN

1.  Purpose.  The Thermadyne Holdings Corporation Amended and Restated 2004 Stock Incentive Plan (the “Plan”) is intended to provide incentives which will attract, retain and motivate highly competent persons as officers and key employees of Thermadyne Holdings Corporation (the “Company”) and its subsidiaries and affiliates, by providing them with appropriate incentives and rewards to encourage them to enter into and continue in the employ or service of the Company, to acquire a proprietary interest in the long-term success of the Company and to reward the performance of individuals in fulfilling their personal responsibilities for long-range achievements.

2.  Administration.

(a)  Committee.  The Plan will be administered by the Compensation Committee (the “Committee”) appointed by the Board of Directors of the Company from among its members and shall be comprised, unless otherwise determined by the Company’s Board of Directors, solely of not less than two (2) members who shall be (i) “Non-Employee Directors” within the meaning of Rule 16b-3(b)(3) (or any successor rule) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) “outside directors” within the meaning of Treasury Regulation Section 1.162-27(e)(3) under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

(b)  Authority.  The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Benefits granted hereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all participants and their legal representatives.

(c)  Indemnification.  No member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated. The Company shall indemnify members of the Committee and any agent of the Committee who is an employee of the Company, a subsidiary or an affiliate against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person’s bad faith or willful misconduct.

(d)  Delegation and Advisers.   The Committee may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable, and the Committee, or any person to whom it has delegated duties as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company, or the subsidiary or affiliate whose employees have benefited from the Plan, as determined by the Committee.

3.  Participants.  Participants will consist of such officers and key employees of the Company and its subsidiaries and affiliates as the Committee in its sole discretion determines to be significantly responsible for the success and future growth and profitability of the Company and whom the Committee may designate from time to time to receive Benefits under the Plan. Designation of a participant in any year shall not require the Committee to designate such person to receive a Benefit in any other year or, once designated, to receive the same type or amount of Benefit as granted to the participant in any other year. The Committee shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective Benefits.

4.  Type of Benefits.  Benefits under the Plan may be granted in any one or a combination of (a) Stock Options, (b) Stock Appreciation Rights, (c) Restricted Stock Awards, and (d) Stock Units (each as described below, and collectively, the “Benefits”). Benefits may, as determined by the Committee in its discretion, constitute

Performance-Based Awards, as described in Section 10 hereof. Benefits granted under the Plan shall be evidenced by an agreement (which need not be identical) that may provide additional terms and conditions associated with such Benefits, as determined by the Committee in its sole discretion, provided, however, that in the event of any conflict between the provisions of the Plan and any such agreement, the provisions of the Plan shall prevail.

5.  Common Stock Available Under the Plan.

(a)  Basic Limitations.  The aggregate number of shares of common stock of the Company (hereinafter called “Common Stock”) that may be subject to Benefits, granted under this Plan shall be 1,977,778 shares of Common Stock, which may be authorized and unissued or treasury shares, subject to any adjustments made in accordance with Section 12 hereof.

(b)  Additional Shares.  Any shares of Common Stock subject to a Stock Option or Stock Appreciation Right which for any reason is cancelled or terminated without having been exercised, or any shares subject to Restricted Stock Awards or Stock Units which are forfeited, or any shares delivered to the Company as part or full payment for the exercise of a Stock Option, Stock Appreciation Right or Restricted Stock Award shall again be available for Benefits under the Plan. The preceding sentence shall apply only for purposes of determining the aggregate number of shares of Common Stock subject to Benefits but shall not apply for purposes of determining the maximum number of shares of Common Stock with respect to which Benefits (including the maximum number of shares of Common Stock subject to Stock Options and Stock Appreciation Rights) that may be granted to any individual participant under the Plan.

(c)  Acquisitions.  In connection with the acquisition of any business by the Company or any of its subsidiaries or affiliates, any outstanding grants, awards or sales of options or other similar rights pertaining to such business may be assumed or replaced by Benefits under the Plan upon such terms and conditions as the Committee determines. The date of any such grant or award shall relate back to the date of the initial grant or award being assumed or replaced, and service with the acquired business shall constitute service with the Company or its subsidiaries or affiliates for purposes of such grant or award. Any shares of Common Stock underlying any grant or award or sale pursuant to any such acquisition shall be disregarded for purposes of applying the limitations under and shall not reduce the number of shares of Common Stock available under Section 5(a) above.

6.  Stock Options.

(a)  Generally.  Stock Options will consist of awards from the Company that will enable the holder to purchase a number of shares of Common Stock, at set terms. Stock Options may be “incentive stock options” (“Incentive Stock Options”), within the meaning of Section 422 of the Code, or Stock Options which do not constitute Incentive Stock Options (“Nonqualified Stock Options”). The Committee will have the authority to grant to any participant one or more Incentive Stock Options, Nonqualified Stock Options, or both types of Stock Options (in each case with or without Stock Appreciation Rights). Each Stock Option shall be subject to such terms and conditions, including vesting, consistent with the Plan as the Committee may impose from time to time, subject to the following limitations:

(b)  Exercise Price.  Each Stock Option granted hereunder shall have such per-share exercise price as the Committee may determine at the date of grant, except that the per share exercise price shall not be less than its Fair Market Value (as defined in Section 15, below) on the date of grant.

(c)  Payment of Exercise Price.  The option exercise price may be paid in cash or, in the discretion of the Committee, by the delivery of shares of Common Stock of the Company then owned by the participant, provided such shares have been held for at least six (6) months. In the discretion of the Committee, payment may also be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms. The Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the Plan, including, without limitation, in lieu of the exercise of a Stock Option by delivery of shares of Common Stock of the Company then owned by a participant, providing the Company with a notarized statement attesting to the number of shares owned, where upon verification by the Company, the Company would issue to the participant only the number of incremental shares to which the participant is entitled upon exercise of the Stock Option.

(d)  Exercise Period.  Stock Options granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions, including vesting, as shall be determined by the Committee; provided, however, that

(i)  no Stock Option shall be exercisable later than ten (10) years after the date it is granted except in the event of a participant’s death, in which case, the exercise period of such participant’s Stock Option may be extended beyond such period but no later than one (1) year after the participant’s death; and

(ii)  to the extent that

(A)  a participant’s employment is terminated other than by reason of death, dismissal for cause (as defined in the respective option agreement), or resignation from employment without the Company’s prior consent,

(B)  such participant’s option agreement provides for an extended exercise period following such termination, and

(C)  a Company-imposed blackout period is in effect at any point during the 30-day period immediately prior to expiration of such extended exercise period,

such Stock Options shall be exercisable for thirty (30) calendar days following expiration of the Company-imposed blackout period but no later than ten (10) years after the date it is granted.

Subject to this Section 6(d), all Stock Options shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall in its discretion set forth in such right at the date of grant.

(e)  Restoration of Stock Options.  The Committee may, at the time of grant of an option, provide for the grant of a subsequent Restoration Stock Option if the exercise price is paid for by delivering previously owned shares of Common Stock of the Company. Restoration Stock Options (i) may be granted in respect of no more than the number of shares of Common Stock tendered in exercising the predecessor Stock Option, (ii) shall have an exercise price equal to the Fair Market Value (as defined in Section 15 below) on the date the Restoration Stock Option is granted, and (iii) may have an exercise period that does not extend beyond the remaining term of the predecessor Stock Option. In determining which methods a participant may utilize to pay the exercise price, the Committee may consider such factors as it determines are appropriate.

(f)  Limitations on Incentive Stock Options.  Incentive Stock Options may be granted only to participants who are employees of the Company or of a “Parent Corporation” or “Subsidiary Corporation” (as defined in Sections 424(e) and (1) of the Code, respectively) at the date of grant. The aggregate Fair Market Value (determined as of the time the Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under all option plans of the Company and of any Parent Corporation or Subsidiary Corporation) shall not exceed one hundred thousand dollars ($100,000). For purposes of the preceding sentence, Incentive Stock Options will be taken into account in the order in which they are granted. No Incentive Stock Option may be exercised later than ten (10) years after the date it is granted.

(g)  Additional Limitations on Incentive Stock Options for Ten Percent Shareholders.  Incentive Stock Options may not be granted to any participant who, at the time of grant, owns stock possessing (after the application of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent Corporation or Subsidiary Corporation, unless the exercise price of the option is fixed at not less than one hundred ten percent (110%) of the Fair Market Value (as defined in Section 15, below) of the Common Stock on the date of grant and the exercise of such option is prohibited by its terms after the expiration of five (5) years from the date of grant of such option.

7.  Stock Appreciation Rights.

(a)  Generally.  The Committee may, in its discretion, grant Stock Appreciation Rights, including a concurrent grant of Stock Appreciation Rights in tandem with any Stock Option grant. A Stock Appreciation Right means a right to receive a payment in cash, Common Stock or a combination thereof, in an amount equal to the excess of (i) the Fair Market Value (as defined in Section 15, below), of a specified number of shares of Common Stock on the date the right is exercised over (ii) the Fair Market Value (as defined in Section 15, below), of such shares of Common Stock on the date the right is granted, or other specified amount, all as determined by the Committee; provided, however, that if a Stock Appreciation Right is granted in tandem with or in substitution for a

Stock Option, the designated Fair Market Value in the award agreement shall reflect the Fair Market Value on the date such Stock Option was granted. Each Stock Appreciation Right shall be subject to such terms and conditions, including vesting, as the Committee shall impose from time to time.

(b)  Exercise Period.  Stock Appreciation Rights granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions, including vesting, as shall be determined by the Committee; provided, however, that no Stock Appreciation Right shall be exercisable later than ten (10) years after the date it is granted except in the event of a participant’s death, in which case, the exercise period of such participant’s Stock Appreciation Right may be extended beyond such period but no later than one (1) year after the participant’s death. All Stock Appreciation Rights shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall in its discretion set forth in the award agreement at the date of grant.

8.  Restricted Stock Awards.

(a)  Generally.  The Committee may, in its discretion, grant Restricted Stock Awards (which may include mandatory payment of any bonus in stock) consisting of shares of Common Stock issued or transferred to participants without payment therefore and evidenced by an award agreement setting forth such terms and conditions as may be determined by the Committee.

(b)  Terms and Conditions.  Restricted Stock Awards may be subject to such terms and conditions, including vesting, as the Committee determines appropriate, including, without limitation, restrictions on the sale or other disposition of such shares and the forfeiture of such shares upon termination of the participant’s employment within specified periods or the failure to satisfy the conditions for removal of any restrictions. The Committee may require the participant to deliver a duly signed stock power, endorsed in blank, relating to the Common Stock covered by such an Award. The Committee may also require that the stock certificates evidencing such shares be held in custody or bear restrictive legends until the restrictions thereon shall have lapsed.

(c)  Rights as a Shareholder.  The Restricted Stock Award shall specify whether the participant shall have, with respect to the shares of Common Stock subject to a Restricted Stock Award, all of the rights of a holder of shares of Common Stock of the Company, including the right to receive dividends and to vote the shares.

9.  Stock Units.

(a)  Generally.  The Committee may, in its discretion, grant Stock Units (as defined in subsection (c) below) to participants hereunder. Stock Units may be subject to such terms and conditions, including vesting, as the Committee determines appropriate. A Stock Unit granted by the Committee shall provide payment in shares of Common Stock at such time as the award agreement shall specify. Shares of Common Stock issued pursuant to this Section 9 may be issued with or without other payments therefore as may be required by applicable law or such other consideration as may be determined by the Committee. Participants shall not be entitled to dividends nor shall have any right to receive the amount of any dividend paid on the shares of Common Stock with respect to any shares of Common Stock underlying a Stock Unit.

(b)  Settlement of Stock Units.  Shares of Common Stock representing the Stock Units shall be distributed to the participant unless the Committee provides for the payment of the Stock Units in cash equal to the value of the shares of Common Stock which would otherwise be distributed to the participant or partly in cash and partly in shares of Common Stock.

(c)  Definition.  A “Stock Unit” means a notional account representing one (1) share of Common Stock.

10.  Performance-Based Awards.

(a)  Generally.  Any Benefits granted under the Plan may be granted in a manner such that the Benefits qualify for the performance-based compensation exemption of Section 162(m) of the Code (“Performance-Based Awards”). As determined by the Committee in its sole discretion, either the granting or vesting of such Performance-Based Awards shall be based on achievement of hurdle rates and/or growth rates in one or more business criteria that apply to the individual participant, one or more business units or the Company as a whole.

(b)  Business Criteria.  The business criteria shall be as follows, individually or in combination: (i) net earnings; (ii) earnings per share; (iii) net sales growth; (iv) market share; (v) operating profit; (vi) earnings before interest and taxes (“EBIT”); (vii) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (viii) gross margin; (iv) expense targets; (x) working capital targets relating to inventory and/or accounts receivable; (xi) operating margin; (xii) return on equity; (xiii) return on assets; (xiv) planning accuracy (as measured by comparing planned results to actual results); (xv) market price per share; (xvi) total return to stockholders; (xvii) return on invested operating capital (“ROIOC”); or (xviii) a combination of any of the foregoing. In addition, Performance-Based Awards may include comparisons to the performance of other companies, such performance to be measured by one or more of the foregoing business criteria.

(c)  Establishment of Performance Goals.  With respect to Performance-Based Awards, the Committee shall establish in writing (i) the performance goals applicable to a given period, and such performance goals shall state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the participant if such performance goals are obtained and (ii) the individual employees or class of employees to which such performance goals apply no later than ninety (90) days after the commencement of such period (but in no event after twenty-five percent (25%) of such period has elapsed).

(d)  Certification of Performance.  No Performance-Based Awards shall be payable to or vest with respect to, as the case may be, any participant for a given period until the Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied.

(e)  Modification of Performance-Based Awards.  With respect to any Benefits intended to qualify as Performance-Based Awards, after establishment of a performance goal, the Committee shall not revise such performance goal or increase the amount of compensation payable thereunder (as determined in accordance with Section 162(m) of the Code) upon the attainment of such performance goal. Notwithstanding the preceding sentence, the Committee may reduce or eliminate the number of shares of Common Stock or cash granted or the number of shares of Common Stock vested upon the attainment of such performance goal.

11.  Foreign Laws.  The Committee may grant Benefits to individual participants who are subject to the tax laws of nations other than the United States, which Benefits may have terms and conditions as determined by the Committee as necessary to comply with applicable foreign laws. The Committee may take any action which it deems advisable to obtain approval of such Benefits by the appropriate foreign governmental entity; provided. however, that no such Benefits may be granted pursuant to this Section II and no action may be taken which would result in a violation of the Exchange Act, the Code or any other applicable

12.	Adjustment Provisions; Change in Control.

(a)  Adjustment Generally.  If there shall be any change in the Common Stock of the Company, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, an adjustment shall be made to each outstanding Stock Option and Stock Appreciation Right such that each such Stock Option and Stock Appreciation Right shall thereafter be exercisable for such securities, cash and/or other property as would have been received in respect of the Common Stock subject to such Stock Option or Stock Appreciation Right had such Stock Option or Stock Appreciation Right been exercised m full immediately prior to such change or distribution, and such an adjustment shall be made successively each time any such change shall occur.

(b)  Modification of Benefits.  In the event of any change or distribution described in subsection (a) above, in order to prevent dilution or enlargement of participants’ rights under the Plan, the Committee will have authority to adjust, in an equitable manner, the number and kind of shares that may be issued under the Plan, the number and kind of shares subject to outstanding Benefits, the exercise price applicable to outstanding Benefits, and the Fair Market Value of the Common Stock and other value determinations applicable to outstanding Benefits; provided, however, that any such arithmetic adjustment to a Performance-Based Award shall not cause the amount of compensation payable thereunder to be increased from what otherwise would have been due upon attainment of the unadjusted award. Appropriate adjustments may also be made by the Committee in the terms of any Benefits under the Plan to reflect such changes or distributions and to modify any other terms of outstanding Benefits on an equitable basis, including modifications of performance targets and changes in the length of performance periods; provided, however, that any such arithmetic adjustment to a Performance-Based Award shall not cause the amount of compensation payable thereunder to be increased from what otherwise would have been due upon attainment of the unadjusted award. In addition, other than with respect to Stock Options, Stock Appreciation Rights, and other awards intended to constitute Performance-Based Awards, the Committee is authorized to make adjustments to the terms and conditions of, and the criteria included in, Benefits in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles. Notwithstanding the foregoing, (i) each such adjustment with respect to an Incentive Stock Option shall comply with the rules of Section 424(a) of the Code, and (ii) in no event shall any adjustment be made which would render any Incentive Stock Option granted hereunder other than an incentive stock option for purposes of Section 422 of the Code.

(c)  Effect of a Change in Control.  Notwithstanding any other provision of this Plan, if there is a Change in Control (as defined in subsection (d) below) of the Company, all then outstanding Stock Options, Stock Appreciation Rights and Stock Units shall vest and become exercisable and any restrictions on Restricted Stock Awards or Stock Units shall lapse. Thereafter, all Benefits shall be subject to the terms of any agreement effecting the Change in Control, which agreement, may provide, without limitation, that each Stock Option and Stock Appreciation Right outstanding hereunder shall terminate within a specified number of days after notice to the holder, and that such holder shall receive, with respect to each share of Common Stock subject to such Stock Option or Stock Appreciation Right. an amount equal to the excess of the Fair Market Value of such shares of Common Stock immediately prior to the occurrence of such Change in Control over the exercise price per share underlying such Stock Option or Stock Appreciation Right with such amount payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine. A provision like the one contained in the preceding sentence shall be inapplicable to a Stock Option or Stock Appreciation Right granted within six (6) months before the occurrence of a Change in Control if the holder of such Stock Option or Stock Appreciation Right is subject to the reporting requirements of Section 16(a) of the Exchange Act and no exception from liability under Section 16(b) of the Exchange Act is otherwise available to such holder.

(d)  Definitions.  For purposes of this Section 12, a “Change in Control” of the Company shall be deemed to have occurred upon any of the following events:

(i)  Any person (as such term is used in Section 13(d) of the Exchange Act) becomes the “beneficial owner” (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; or

(ii)  During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the members of the Board of Directors and any new director, whose election to the Board of Directors or nomination for election to the Board of Directors by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors; or

(iii)  The Company shall merge with or consolidate into any other corporation. other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding immediately thereafter securities representing more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv)  The stockholders of the Company approve and effect a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

13.  Nontransferability.  Each Benefit granted under the Plan to a participant shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the participant’s lifetime, only by the participant. In the event of the death of a participant, each Stock Option or Stock Appreciation Right theretofore granted to him or her shall be exercisable during such period after his or her death as the Committee shall in its discretion set forth in such option or right at the date of grant and then only by the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant’s rights under the Stock Option or Stock Appreciation Right shall pass by will or the laws of descent and distribution. Notwithstanding the foregoing, at the discretion of the Committee, an award of a Benefit other than an Incentive Stock Option may permit the transferability of a Benefit by a participant solely to the participant’s spouse, siblings, parents, children and grandchildren or trusts for the benefit of such persons or partnerships, corporations, limited liability companies or other entities owned solely by such persons, including trusts for such persons. subject to any restriction included in the award of the Benefit.

14.  Other Provisions.  The award of any Benefit under the Plan may also be subject to such other provisions (whether or not applicable to the Benefit awarded to any other participant) as the Committee determines appropriate, including, without limitation, for the forfeiture of, or restrictions on resale or other disposition of Common Stock acquired under any form of Benefit, for the acceleration of exercisability or vesting of Benefits in the event of a Change in Control of the Company, for the payment of the value of Benefits to participants in the event of a Change in Control of the Company, or to comply with Federal and state securities laws. or understandings or conditions as to the participant’s employment in addition to those specifically provided for under the Plan.

15.  Fair Market Value.  For purposes of the Plan and Benefits awarded hereunder, “Fair Market Value” means, if the Common Stock is listed on The Nasdaq Stock Market or any other established stock exchange, the closing sales price for such stock as quoted on such exchange (or the exchange with the greatest volume of trading in the Common Stock) on the date of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable. If the Common Stock is not listed on any established stock exchange, the Fair Market Value shall be the average of the high bid and low asked prices of shares of Common Stock in the over-the-counter market on the date of determination, as reported by the Nasdaq or such other system then in use, or, if on any such date such shares are not quoted by any such organization, the average of the closing bid and asked prices on the date of determination as furnished by a professional market maker making a market in the Common Stock selected by the Committee. If Fair Market Value is to be determined as of a day when the securities markets are not open or no closing sales price or bid and asked prices are reported, the Fair Market Value on that day shall be the Fair Market Value on the preceding day when the markets are open and such prices are reported. Notwithstanding the preceding, for Federal, state and local income tax reporting purposes, fair market value shall be determined by the Committee in accordance with uniform and nondiscretionary standards adopted from time to time. If the Fair Market Value cannot be determined in accordance with the foregoing, “Fair Market Value” shall mean the amount determined in good faith by the Committee as the fair market value of Common Stock.

16.  Withholding.  All payments or distributions of Benefits made pursuant to the Plan shall be net of any amounts required to be withheld pursuant to applicable federal, state and local tax withholding requirements. If the Company proposes or is required to distribute Common Stock pursuant to the Plan, it may require the recipient to remit to it or to the corporation that employs such recipient an amount sufficient to satisfy such tax withholding requirements prior to the delivery of any certificates for such Common Stock. In lieu thereof, the Company or the employing corporation shall have the right to withhold the amount of such taxes from any other sums due or to become due from such corporation to the recipient as the Committee shall prescribe. The Committee may, in its discretion and subject to such rules as it may adopt (including any as may be required to satisfy applicable tax and/or non-tax regulatory requirements), permit an optionee or award or right holder to pay all or a portion of the federal, state and local withholding taxes arising in connection with any Benefit consisting of shares of Common Stock by electing to have the Company withhold shares of Common Stock having a Fair Market Value equal to the amount of tax to be withheld, such tax calculated at minimum statutory withholding rates.

17.  Tenure.  A participant’s right, if any, to continue to serve the Company or any of its subsidiaries or affiliates as an officer, employee, or otherwise, shall not be enlarged or otherwise affected by his or her designation as a participant under the Plan.

18.  Unfunded Plan.  Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general fluids of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

19.  No Fractional Shares.  No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Benefit. The Committee shall determine whether cash, or Benefits, or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

20.  Duration, Amendment and Termination.  No Benefit shall be granted more than ten (10) years after the Effective Date. The Committee may amend the Plan from time to time or suspend or terminate the Plan at any time. No amendment of the Plan may be made without approval of the stockholders of the Company if the amendment will: (i) disqualify any Incentive Stock Options granted under the Plan; (ii) increase the aggregate number of shares of Common Stock that may be delivered through Benefits under the Plan; (iii) increase either of the maximum amounts which can be paid to an individual participant under the Plan as set forth in Section 5 hereof; (iv) change the types of business criteria on which Performance-Based Awards are to be based under the Plan; or (v) modify the requirements as to eligibility for participation in the Plan.

21.  Governing Law.  This Plan, Benefits granted hereunder and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

22.  Effective Date.  The Plan shall be effective as of March 8, 2004, the date on which the Plan was originally adopted by the Committee (the “Effective Date”). The Plan was ratified by the stockholders of the Company at the annual meeting held on May 3, 2004, in satisfaction of the original Plan requirement that the Plan be approved by the stockholders within twelve (12) months of the Effective Date. Any Benefits granted under the Plan prior to such approval of stockholders shall be effective as of the date of grant (unless, with respect to any Benefit, the Committee specifies otherwise at the time of grant), but no such Benefit may be exercised or settled and no restrictions relating to any Benefit may lapse prior to such stockholder approval, and if stockholders fail to approve the Plan as specified hereunder, any such Benefit shall be cancelled.

23.  Securities Law Restrictions and Other Restrictions on Transfer of Shares of Common Stock.  Shares of Common issued pursuant to the Plan shall be subject to the terms and conditions specified herein and to such other terms, conditions and restrictions as the Committee in its discretion may determine or provide. The Company shall not be required to issue or deliver any certificates for shares of Common Stock, cash or other property prior to (a) the listing of such shares on any stock exchange (or other public market) on which the shares may then be listed (or regularly traded); and (b) the completion of any registration or qualification of such shares under federal, provincial, state or other law, or any ruling or regulation of any government body which the Committee determines to be necessary or advisable. The Company may cause any certificate for any shares of Common Stock to be delivered to be properly marked with a legend or other notation reflecting the limitations on transfer of such shares as provided in this Plan or as the Committee may otherwise require. The committee may require any person needing a Benefit to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares in compliance with applicable law or otherwise. Fractional shares of Common Stock shall not be delivered, but shall be rounded to the next lower whole number of shares.

IN WITNESS WHEREOF, this Amended and Restated Thermadyne Holdings Corporation 2004 Stock Incentive Plan is adopted this      day of          , 2008.

THERMADYNE HOLDINGS CORPORATION

By:
[Name]
[Title]

Index of Defined Terms

	Section Where
Term	Defined or First Used

Benefits	4
Change in Control	12	(d)
Code	2	(a)
Committee	2	(a)
Common Stock	5	(a)
Company	1
Dividend Equivalent Right	9	(c)
Effective Date	22
Exchange Act	2	(a)
Fair Market Value	15
Incentive Stock Option	6	(a)
Non-Employee Director	2	(a)
Nonqualified Stock Option	6	(a)
Parent Corporation	6	(f)
Performance-Based Awards	10	(a)
Plan	1
Restoration Stock Options	6	(e)
Restricted Stock Award	8
Stock Appreciation Rights	7
Stock Options	6
Stock Unit	9	(c)
Subsidiary Corporation	6	(f)

	000004	000000000.000000 ext 000000000.000000 ext
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6		000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2 and FOR Proposal 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - Paul D. Melnuk	☐	☐	02 - J. Joe Adorjan	☐	☐	03 - Andrew L. Berger	☐	☐

	04 - James B. Gamache	☐	☐	05 - Marnie S. Gordon	☐	☐	06 - Bradley G. Pattelli	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	PROPOSAL TO APPROVE THE COMPANY’S AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN.	☐	☐	☐	3.	PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP.	☐	☐	☐

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR AT ANY ADJOURNMENT THEREOF.

B Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance	☐
Mark box to the right if you plan to attend the Annual Meeting.
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Thermadyne Holdings Corporation

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
THERMADYNE HOLDINGS CORPORATION
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 6, 2008
The undersigned, having received the notice and accompanying Proxy Statement for said meeting, hereby appoints Paul D. Melnuk or Mark A. McColl, and each of them acting alone, with full power of substitution, as the undersigned’s proxy and attorney-in-fact to vote at the Annual Meeting of Stockholders of Thermadyne Holdings Corporation (the “Company”) to be held on May 6, 2008 (the “Annual Meeting”), or at any adjournment thereof, all shares of voting stock of the Company which the undersigned may be entitled to vote. The above proxies are hereby instructed to vote as shown on the reverse of this card and in their discretion upon such other business as may properly come before the Annual Meeting or at any adjournment thereof.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.
The Board of Directors recommends a vote “FOR” all director nominees, a vote “FOR” proposal 2 and a vote “FOR” proposal 3.
PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE EVEN IF YOU PLAN TO ATTEND THE MEETING.
CONTINUED AND TO BE COMPLETED, SIGNED AND DATED ON THE REVERSE SIDE.